Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-203535 and 333-203535-01

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee
Digital Realty Trust, L.P. 3.950% Notes due 2022	$500,000,000	99.236%	$496,180,000	$57,656.12(1)
Digital Realty Trust, Inc. Guarantee of 3.950% Notes due 2022	(2)	(2)	(2)	(2)

(1)	The filing fee of $57,656.12 is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended, or the Act. In accordance with Rules 456(b) and 457(r) of the Act, the registrants initially deferred payment of all of the registration fees for Registration Statement Nos. 333-203535 and 333-203535-01 filed by the registrants on April 20, 2015.
(2)	No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Act, no separate fee is payable with respect to the guarantees being registered hereby.

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 20, 2015)

$500,000,000

Digital Realty Trust, L.P.

3.950% Notes due 2022

fully and unconditionally guaranteed by

Digital Realty Trust, Inc.

We are offering $500,000,000 aggregate principal amount of our 3.950% notes due 2022 (the “notes”). The notes will bear interest at the rate of 3.950% per year. Interest on the notes is payable on January 1 and July 1 of each year, beginning on January 1, 2016. The notes will mature on July 1, 2022. The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc., a Maryland corporation, our sole general partner, which has no material assets other than its investment in us. We may redeem some or all of the notes at any time at the prices and as described under the caption “Description of Notes—Optional Redemption at Our Election.” If any notes are redeemed on or after May 1, 2022 (two months prior to the maturity date), the redemption price will not include a make-whole premium.

As described under “Use of Proceeds,” we will use the proceeds from the offering of the notes to fund, in whole or in part, Eligible Green Projects (as defined herein), including the development and redevelopment of such projects.

The notes will be our unsecured senior obligations and will rank equally in right of payment with all of our other unsecured senior indebtedness from time to time outstanding and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness and to all existing and future liabilities and preferred equity of our subsidiaries.

There is currently no market for the notes. We do not intend to list the notes on any national securities exchange or apply for quotation of the notes on any automated dealer quotation system.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as green structuring agent for the offering.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-12.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.236%	$496,180,000
Underwriting discount	0.625%	$3,125,000
Proceeds, before expenses, to us	98.611%	$493,055,000

The public offering price set forth above does not include accrued interest, if any. Interest will accrue from June 23, 2015 if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants against payment in New York, New York on June 23, 2015.

Joint-Book Running Managers

BofA Merrill Lynch	Citigroup	J.P. Morgan	RBC Capital Markets	US Bancorp

Co-Managers

SMBC Nikko	SunTrust Robinson Humphrey	MUFG	Scotiabank

June 18, 2015

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities or soliciting an offer to buy these securities in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any authorized “free writing prospectus” is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. The descriptions set forth in this prospectus supplement replace and supplement, where inconsistent, the description of the general terms and provisions set forth in the accompanying prospectus.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and also adds to and updates information contained in the accompanying prospectus as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus. This prospectus supplement incorporates by reference important business and financial information about us that is not included in or delivered with this prospectus supplement.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “the company” or “our company” refer to Digital Realty Trust, Inc. together with our consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner and which we refer to in this prospectus supplement and the accompanying prospectus as “the operating partnership” or “our operating partnership”.

“Turn-Key Flex®,” “Powered Base Buildings®,” “POD Architecture®” and “Critical Facilities Management®” are trademarks of our company. All other trademarks or trade names appearing in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

The distribution of this prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” and the offering of the notes may be restricted by law. If you possess this prospectus supplement, the accompanying prospectus or any authorized “free writing prospectus”, you should find out about and observe these restrictions. This prospectus supplement, the accompanying prospectus and any authorized “free writing prospectus” are not an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary together with the more detailed information regarding our company and the financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus, including under the caption “Risk Factors.”

Digital Realty Trust, L.P.

Overview

We own, acquire, develop, redevelop and manage technology-related real estate. As of March 31, 2015, our portfolio consisted of 130 properties (including two properties held for sale, 14 properties held as investments in unconsolidated joint ventures and developable land) of which 104 are located throughout North America, 21 are located in Europe, three are located in Australia and two are located in Asia. We are diversified in major markets where corporate datacenter and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, London and Paris markets in Europe and the Singapore, Sydney, Melbourne, Hong Kong and Osaka markets in the Asia Pacific region. The portfolio consists of Internet gateway and corporate datacenter properties, technology manufacturing properties and regional or national offices of technology companies. We operate as a real estate investment trust, or REIT, for federal income tax purposes and our operating partnership is the entity through which we conduct our business and own our assets.

As of March 31, 2015, the properties in our portfolio, including the 14 properties held as investments in unconsolidated joint ventures, were approximately 92.1% leased excluding approximately 1.2 million square feet of space under active development and approximately 1.3 million square feet of space held for future development.

Our principal executive offices are located at Four Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

On May 26, 2015, the operating partnership redeemed the entire outstanding principal amount of its 4.50% notes due 2015, which we refer to as the 2015 Notes, at a redemption price of 100% of the principal amount of the 2015 Notes plus accrued and unpaid interest thereon up to, but excluding, the redemption date.

Our Competitive Strengths

We believe we distinguish ourselves from other owners, acquirors and managers of technology-related real estate through our competitive strengths, which include:

•

High-Quality Portfolio that is Difficult to Replicate. Our portfolio contains state-of-the-art data center facilities with extensive tenant improvements. Based on current market rents and the estimated replacement costs of our properties and their improvements, we believe that they could not be replicated today on a cost-competitive basis. Our portfolio of data center facilities is equipped to meet the power and cooling requirements for the most demanding corporate IT applications. Many of the properties in our portfolio are located on major aggregation points formed by the physical presence of multiple major telecommunications service providers, which reduces our tenants’ costs and operational risks and increases the attractiveness of our buildings.

•	Presence in Key Markets. Our portfolio is located in 33 metropolitan areas, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, London and Paris markets in Europe and the Singapore, Sydney, Melbourne, Hong Kong and Osaka markets in the Asia Pacific region, and is diversified so that no one market represented more than approximately 11% of the aggregate annualized rent of our portfolio as of March 31, 2015.

•	Proven Experience Executing New Leases. We have considerable experience in identifying and leasing to new tenants. The combination of our specialized data center leasing team and customer referrals continues to provide a robust pipeline of new tenants. During the three months ended March 31, 2015, we commenced new leases totaling approximately 220,000 square feet, which represent approximately $30.2 million in annualized GAAP rent. During the three months ended March 31, 2015, we signed new leases totaling approximately 126,000 square feet, which represent approximately $21.2 million in annualized GAAP rent. These leases were comprised of Powered Base Buildings®, Turn-Key Flex® space, Custom Solutions product and space for ancillary office and other uses.

•	Demonstrated Acquisition Capability. As of March 31, 2015, our portfolio consisted of 130 properties, including 14 properties held as investments in unconsolidated joint ventures and developable land, for an aggregate of 24.6 million net rentable square feet, including approximately 1.2 million square feet of space under active development and approximately 1.3 million square feet of space held for future development. We have developed detailed, standardized procedures for evaluating acquisitions, including income producing assets and vacant properties and land suitable for development, to ensure that they meet our financial, technical and other criteria. These procedures and our in-depth knowledge of the technology and data center industries allow us to identify strategically located properties and evaluate investment opportunities efficiently and, as appropriate, commit and close quickly. Our broad network of contacts within a highly fragmented universe of sellers and brokers of technology-related real estate enables us to capitalize on acquisition opportunities. As a result, we acquired a substantial portion of our properties before they were broadly marketed by real estate brokers.

•	Flexible Datacenter Solutions. We provide flexible, customer oriented solutions designed to meet the needs of domestic and international companies across multiple industry verticals, including Turn-Key Flex®, Powered Base Building® and Custom Solutions options. Our Turn-Key Flex® data centers are move-in ready, physically secure facilities with the power and cooling capabilities to support mission-critical IT enterprise applications. We believe our Turn-Key Flex® facilities are effective solutions for tenants that lack the expertise, capital budget or desire to provide their own extensive data center infrastructure, management and security. For tenants that possess the ability to build and operate their own facility, our Powered Base Building® solution provides the physical location, required power and network access necessary to support a state-of-the-art data center. Our in-house engineering and design and construction professionals can also provide tenants with our Custom Solutions product to meet their unique specifications. Our Critical Facilities Management® services and team of technical engineers and data center operations experts provide 24/7 support for these mission-critical facilities.

•

Differentiating Development Advantages. Our extensive development activity, operating scale and process-based approach to data center design, construction and operations result in significant cost savings and added value for our tenants. We have leveraged our purchasing power by securing global purchasing agreements and developing relationships with major equipment manufacturers, reducing costs and shortening delivery timeframes on key components, including major mechanical and electrical equipment. Utilizing our innovative modular data center design referred to as POD Architecture®, we deliver what we believe to be a technically superior data center environment at significant cost savings. In addition, by utilizing our POD Architecture® to develop new Turn-Key Flex® facilities in our existing Powered Base Building® facilities, on average we are able to deliver a fully commissioned facility in just under 30 weeks. Finally, our access to capital allows us to provide data center solutions for tenants that do not want to invest their own capital.

•	Diverse Tenant Base Across a Variety of Industry Sectors. We use our in-depth knowledge of the requirements and trends for Internet and data communications and corporate data center users to market our properties to domestic and international tenants with specific technology needs. At March 31, 2015, we had over 650 tenants across a variety of industry verticals, ranging from financial services, cloud and information technology services, to manufacturing, energy, health care and consumer products. Our largest tenant, comprised of subsidiaries of CenturyLink, Inc., accounted for approximately 7.3% of aggregate annualized rent of our portfolio as of March 31, 2015 and no other single tenant accounted for more than approximately 7.0% of the aggregate annualized rent of our portfolio as of March 31, 2015.

•	Experienced and Committed Management Team and Organization. Our senior management team has extensive experience in the technology or real estate industries, including experience as investors in, advisors to and founders of technology companies. We believe that our senior management team’s extensive knowledge of both the real estate and the technology industries provides us with a key competitive advantage. A significant portion of compensation for our senior management team and directors is in the form of common equity interests in our company, which aligns their interests with those of our stockholders.

Business and Growth Strategies

Our primary business objectives are to maximize sustainable long-term growth in earnings, funds from operations and cash flow per share and unit and to maximize returns to our stockholders and our operating partnership’s unitholders. Our business strategies to achieve these objectives are:

•	Achieve Superior Returns on Development Inventory. At March 31, 2015, we had approximately 1.2 million square feet of space under active development for Turn-Key Flex®, Powered Base Building® and Custom Solutions products, all of which are expected to be income producing on or after completion, in five U.S. markets, one European market, one Canadian market, two Australian markets and our Singapore market, consisting of approximately 0.6 million square feet of base building construction and 0.6 million square feet of data center construction. We may continue to build out our development portfolio when justified by anticipated returns.

•	Capitalize on Acquisition Opportunities. We believe that acquisitions enable us to increase cash flow and create long-term stockholder value. Our relationships with corporate information technology groups, technology tenants and real estate brokers who are dedicated to serving these tenants provide us with ongoing access to potential acquisitions and often enable us to avoid competitive bidding. Furthermore, the specialized nature of technology-related real estate makes it more difficult for traditional real estate investors to understand, which results in reduced competition for acquisitions relative to other property types. We believe this dynamic creates an opportunity for us to obtain better risk-adjusted returns on our capital.

•

Access and Use Capital Efficiently. We believe we can increase stockholder returns by effectively accessing and deploying capital. Since Digital Realty Trust, Inc.’s initial public offering in 2004, our company has raised approximately $12.6 billion of capital through common, preferred and convertible preferred equity offerings, exchangeable debt offerings, non-exchangeable bond offerings, our global revolving credit facility, our term loan facility, the Amended and Restated Note Purchase and Private

Shelf Agreement dated November 3, 2011, as amended, which we refer to as our Prudential shelf facility, among Prudential Investment Management, Inc., us, certain of our subsidiaries and the purchasers set forth therein, secured mortgage financings, refinancings and sales of non-core assets. We will endeavor to maintain financial flexibility while using our liquidity and access to capital to support operations, including our acquisition, leasing and development programs, which are important sources of our growth.

•	Maximize the Cash Flow of Our Properties. We aggressively manage and lease our assets to increase their cash flow. We often acquire properties with substantial in-place cash flow and some vacancy, which enables us to create upside through lease-up. Moreover, many of our properties contain extensive in-place infrastructure or buildout that may result in higher rents when leased to tenants seeking these improvements. We control our costs by negotiating expense pass-through provisions in tenant leases for operating expenses, including power costs and certain capital expenditures. Leases covering approximately 72% of the leased net rentable square feet in our portfolio as of March 31, 2015 required tenants to pay all or a portion of increases in operating expenses, including real estate taxes, insurance, common area charges and other expenses.

•	Leverage Strong Industry Relationships. We use our strong industry relationships with national and regional corporate enterprise information technology groups and technology-intensive companies to identify and comprehensively respond to their real estate needs. Our company’s leasing and sales professionals are real estate and technology industry specialists who can develop complex facility solutions for the most demanding corporate data center and other technology tenants.

THE OFFERING

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of Notes” of this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus contain a more detailed description of the terms and conditions of the notes and the indenture governing the notes. For purposes of this section entitled “—The Offering” and the section entitled “Description of Notes,” references to “we,” “us” and “our” refer only to Digital Realty Trust, L.P. and not to its subsidiaries or Digital Realty Trust, Inc.

Issuer of Notes	Digital Realty Trust, L.P.

Securities Offered	$500,000,000 aggregate principal amount of 3.950% notes due 2022.

Maturity Date	July 1, 2022.

Interest	3.950% per year, payable semi-annually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

Ranking of Notes	The notes will be our direct, senior unsecured obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. However, the notes will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the collateral securing the same) and to all existing and future liabilities and preferred equity of our subsidiaries including guarantees by certain of our subsidiaries of indebtedness under the notes issued to Prudential and certain of its affiliates pursuant to the Prudential shelf facility. As of March 31, 2015, we had outstanding $2.4 billion of senior unsecured indebtedness (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit) and our subsidiaries had $2.4 billion of total indebtedness (exclusive of intercompany debt, guarantees of our debt, distributions payable, accrued expenses, committed letters of credit and trade payables).

Guarantee	The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. The guarantee will be a senior unsecured obligation of Digital Realty Trust, Inc. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc. from time to time outstanding. Digital Realty Trust, Inc. has no material assets other than its investment in us.

Optional Redemption	The notes will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the sum of:

•	an amount equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest up to, but not including, the redemption date; and

•	a make-whole premium.

Notwithstanding the foregoing, if any notes are redeemed on or after May 1, 2022 (two months prior to the maturity date), the redemption price will not include a make-whole premium. See “Description of Notes—Optional Redemption at Our Election” in this prospectus supplement.

Use of Proceeds	We expect that the net proceeds from the offering of the notes will be approximately $491.8 million after deducting underwriters’ discounts and our estimated expenses. We will use the net proceeds from the offering of the notes to fund, in whole or in part, Eligible Green Projects (as defined herein), including the development and redevelopment of such projects. Pending the allocation of the net proceeds of the notes to Eligible Green Projects, the net proceeds will be used to repay borrowings under our global revolving credit facility. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” we may use a portion of the net proceeds from this offering to temporarily reduce amounts outstanding under our global revolving credit facility. Affiliates of certain of the underwriters are lenders under our global revolving credit facility and will receive a pro rata portion of the net proceeds from this offering to the extent that we use any such proceeds to reduce the outstanding balance under such facility. See “Underwriting (Conflicts of Interest).”

Certain Covenants	The indenture governing the notes will contain certain covenants that, among other things, limit our, the guarantor’s and our subsidiaries’ ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes.”

No Limitation on Incurrence of New Debt	Subject to compliance with covenants relating to our aggregate debt, maintenance of total unencumbered assets, debt service and secured aggregate debt, the indenture will not limit the amount of debt we may issue under the indenture or otherwise.

Further Issuances	We may from time to time, without notice to or consent of existing noteholders, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, provided, however, that such additional notes may not be fungible with the previously outstanding notes for U.S. federal income tax purposes.

No Public Market	The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making at any time without notice.

Book-Entry Form	The notes will be issued in book-entry only form and will be represented by one or more permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in the global certificates representing the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances.

Risk Factors	You should read carefully the “Risk Factors” beginning on page S-12 of this prospectus supplement and page 2 of the accompanying prospectus for certain considerations relevant to an investment in the notes.

Trustee	Wells Fargo Bank, National Association

SUMMARY HISTORICAL FINANCIAL DATA

The following table sets forth summary historical consolidated financial and operating data for Digital Realty Trust, L.P. and subsidiaries. Digital Realty Trust, L.P. is a subsidiary of Digital Realty Trust, Inc. As of March 31, 2015, Digital Realty Trust, Inc. had a 97.9% common general partnership interest, and a 100% preferred unit partnership interest in Digital Realty Trust, L.P. Digital Realty Trust, Inc. has no significant operations other than as Digital Realty Trust, L.P.’s sole general partner, and no material assets, other than its investment in Digital Realty Trust, L.P.

You should read the following summary historical financial data in conjunction with Digital Realty Trust, L.P. and subsidiaries’ consolidated historical financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Combined Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Combined Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

The consolidated balance sheet data as of December 31, 2014 and 2013 and the consolidated income statement data for each of the years in the three-year period ended December 31, 2014 have been derived from the historical consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are incorporated by reference in this prospectus supplement and the accompanying prospectus and which have been audited by KPMG LLP, an independent registered public accounting firm, whose report with respect thereto is incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated balance sheet data as of December 31, 2012 has been derived from the historical audited consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are not incorporated by reference in this prospectus supplement or the accompanying prospectus. The consolidated balance sheet data as of March 31, 2015 and 2014 and the consolidated income statement data for the three months ended March 31, 2015 and 2014 have been derived from the unaudited consolidated financial statements of Digital Realty Trust, L.P. and subsidiaries, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. These unaudited consolidated financial statements have been prepared on a basis consistent with Digital Realty Trust, L.P.’s audited consolidated financial statements. In the opinion of our management, the unaudited historical financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

Digital Realty Trust, L.P.

(in thousands, except unit and per unit data and ratios)

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Income Statement Data:

Operating Revenues:
Rental	$319,166	$305,786	$1,256,086	$1,155,051	$990,715
Tenant reimbursements	85,829	83,621	350,234	323,286	272,309
Fee income	1,614	1,183	7,268	3,520	8,428
Other	—	—	2,850	402	7,615

Total operating revenues	406,609	390,590	1,616,438	1,482,259	1,279,067

Operating Expenses:
Rental property operating and maintenance	124,563	117,896	503,140	456,596	381,227
Property taxes	23,263	22,125	91,538	90,321	69,475
Insurance	2,155	2,422	8,643	8,743	9,600
Change in fair value of contingent consideration	(43,034)	(3,403)	(8,093)	(1,762)	(1,051)
Depreciation and amortization	129,073	130,620	538,513	475,464	382,553
General and administrative	21,194	30,678	93,188	65,653	57,209
Transactions	93	81	1,303	4,605	11,120
Impairment of investments in real estate	—	—	126,470	—	—
Other	(16)	164	3,070	827	2,856

Total operating expenses	257,291	300,583	1,357,772	1,100,447	912,989

Operating income	149,318	90,007	258,666	381,812	366,078
Other Income (Expenses):
Equity in earnings of unconsolidated joint ventures	4,618	2,581	13,289	9,796	8,135
Gain on insurance settlement	—	—	—	5,597	—
Gain on sale of properties	17,820	—	15,945	—	—
Gain on contribution of properties to unconsolidated joint ventures	—	1,906	95,404	115,609	—
Gain on sale of equity investment	—	—	14,551	—	—
Interest and other income (expense)	(2,290)	1,727	2,663	139	1,892
Interest expense	(45,466)	(47,374)	(191,085)	(189,399)	(157,108)
Tax expense	(1,675)	(1,838)	(5,238)	(1,292)	(2,647)
Loss from early extinguishment of debt	—	(292)	(780)	(1,813)	(303)

Net income	122,325	46,717	203,415	320,449	216,047
Net (income) loss attributable to noncontrolling interests in consolidated joint ventures	(116)	(112)	(465)	(595)	444

Net income attributable to Digital Realty Trust, L.P.	122,209	46,605	202,950	319,854	216,491
Preferred unit distributions	(18,455)	(11,726)	(67,465)	(42,905)	(38,672)

Net income available to common unitholders	$103,754	$34,879	$135,485	$276,949	$177,819

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Per Unit Data:
Basic income per unit available to common unitholders	$0.75	$0.27	$1.00	$2.12	$1.48
Diluted income per unit available to common unitholders	$0.75	$0.26	$0.99	$2.12	$1.48

Weighted average common units outstanding:
Basic	138,406,993	131,142,664	136,122,661	130,462,534	119,861,380
Diluted	138,831,268	131,743,630	136,390,849	130,649,041	120,150,290

	As of March 31,		As of December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Balance Sheet Data:
Net investments in real estate	$8,158,000	$8,441,700	$8,203,287	$8,384,086	$7,603,136
Total assets	9,408,426	9,805,394	9,526,784	9,626,830	8,819,214
Global revolving credit facility	826,906	790,500	525,951	724,668	723,729
Unsecured term loan	942,006	1,026,891	976,600	1,020,984	757,839
Unsecured senior notes, net of discount	2,672,472	2,368,848	2,791,758	2,364,232	1,738,221
Exchangeable senior debentures, net of discount	—	266,400	—	266,400	266,400
Mortgage loans, net of premiums	376,527	554,742	378,818	585,608	792,376
Total liabilities	5,550,565	5,929,674	5,612,546	5,980,318	5,320,830
General partner’s capital	3,907,019	3,817,286	3,923,302	3,599,825	3,480,496
Limited partners’ capital	39,909	39,574	32,578	31,261	26,854
Accumulated other comprehensive income (loss)	(95,875)	11,779	(48,433)	8,457	(14,910)
Noncontrolling interests in consolidated joint ventures	6,808	7,081	6,791	6,969	5,944
Total liabilities and capital	$9,408,426	$9,805,394	$9,526,784	$9,626,830	$8,819,214

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)
Other Data:
Ratio of earnings to fixed charges(1)	3.30	1.76	1.84	2.31	2.07
EBITDA(2)	$279,968	$215,003	$871,101	$944,917	$720,430
Adjusted EBITDA(2)	$239,081	$233,962	$958,749	$880,201	$757,607

(1)	The ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. “Earnings” consist of net income (loss) before noncontrolling interests and fixed charges, and “fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense.
(2)

We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA (as defined below), are useful supplemental performance measures because they allow investors to view our performance without the impact of non-cash depreciation and amortization or the cost of debt and, with respect to Adjusted EBITDA, preferred distributions and noncontrolling interests, among other items. Adjusted EBITDA is EBITDA excluding straight-line rent expense attributable to prior periods, change in fair value of contingent consideration, severance accrual and equity acceleration, impairment of investments in real estate, gain on sale of equity investment, gain on sale of property, gain on contribution of properties to unconsolidated joint ventures, noncontrolling interests in consolidated joint ventures, and preferred unit distributions. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of operating partnerships of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of our performance is limited. Other operating partnerships of REITs may calculate EBITDA and Adjusted EBITDA differently than we do; accordingly, our EBITDA and Adjusted EBITDA may not be comparable to such other operating partnerships’ EBITDA and Adjusted EBITDA. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income (computed in accordance with GAAP) as a measure of our financial performance. EBITDA and Adjusted EBITDA as described above may not be calculated on the same basis as “Consolidated EBITDA” under the indenture governing the notes. For a description of how “Consolidated EBITDA” is calculated under the indenture governing the notes, see “Description of Notes—Certain Definitions.”

The following table reconciles our net income available to common unitholders to our EBITDA and Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(unaudited)		(unaudited)
Reconciliation of net income to EBITDA and Adjusted EBITDA:
Net income available to common unitholders	$103,754	$34,879	$135,485	$276,949	$177,819
Interest expense	45,466	47,374	191,085	189,399	157,108
Loss from early extinguishment of debt	—	292	780	1,813	303
Tax expense (benefit)	1,675	1,838	5,238	1,292	2,647
Depreciation and amortization expense	129,073	130,620	538,513	475,464	382,553

EBITDA	$279,968	$215,003	$871,101	$944,917	$720,430
Straight-line rent expense adjustment attributable to prior periods	—	—	—	9,155	—
Change in fair value of contingent consideration	(43,034)	(3,403)	(8,093)	(1,762)	(1,051)
Severance accrual and equity acceleration	1,396	12,430	12,690	—	—
Impairment of investments in real estate	—	—	126,470	—	—
Gain on sale of equity investment	—	—	(14,551)	—	—
Gain on sale of property	(17,820)	—	(15,945)	—	—
Gain on contribution of properties to unconsolidated joint ventures	—	(1,906)	(95,404)	(115,609)	—
Noncontrolling interests in consolidated joint ventures	116	112	465	595	(444)
Preferred unit distributions	18,455	11,726	67,465	42,905	38,672

Adjusted EBITDA	$239,081	$233,962	$944,198	$880,201	$757,607

RISK FACTORS

In addition to other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any “free writing prospectus” we authorize to be delivered to you, you should carefully consider the risks described below and incorporated herein by reference to our Combined Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. under the Securities Exchange Act of 1934, as amended, or the Exchange Act, in evaluating our company, our properties and our business before making a decision to invest in the notes. These risks are not the only ones faced by us. Additional risks not presently known to us or that we currently deem immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. The trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference. Please refer to the section below entitled “Forward-Looking Statements.”

Risks Related to this Offering

Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the notes and otherwise adversely impact our business and growth prospects.

We have a substantial amount of debt. At March 31, 2015, our total indebtedness was approximately $4.8 billion (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit), including $2.4 billion of total indebtedness of the operating partnership’s subsidiaries (exclusive of intercompany debt, guarantees of the operating partnership’s debt, distributions payable, accrued expenses, committed letters of credit and trade payables). We may incur significant additional debt to finance future acquisition, development and redevelopment activities. We have a global revolving credit facility, under which approximately $1.1 billion was available at March 31, 2015, net of outstanding letters of credit. We have a term loan facility, under which approximately $942 million was outstanding as of March 31, 2015.

Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences to holders of the notes, including the following:

•	our cash flow may be insufficient to meet our required principal and interest payments with respect to the notes and our other indebtedness;

•	we may be unable to borrow additional funds as needed or on favorable terms;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	because a significant portion of our debt bears interest at variable rates, increases in interest rates could materially increase our interest expense;

•	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

•	we may default on our obligations and the lenders or mortgagees may foreclose on our properties or our interests in the entities that own the properties that secure their loans and receive an assignment of rents and leases;

•	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

•	our default under any one of our mortgage loans with cross default provisions could result in a default on other indebtedness.

If any one of these events were to occur, our financial condition, results of operations, cash flow and cash available for distribution, including our ability to satisfy our debt service obligations with respect to the notes, could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, a circumstance which could hinder Digital Realty Trust, Inc.’s ability to meet the REIT distribution requirements imposed by the Internal Revenue Code of 1986, as amended.

The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.

The notes will be senior unsecured obligations of Digital Realty Trust, L.P. and will rank equally in right of payment with all of our other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the secured indebtedness of Digital Realty Trust, L.P. to the extent of the value of the collateral securing such indebtedness. While the indenture governing the notes will limit our ability to incur additional secured indebtedness in the future, it will not prohibit us from incurring such indebtedness if we are in compliance with certain financial ratios and other requirements. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral that secures the secured indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of March 31, 2015, Digital Realty Trust, L.P. had approximately $2.4 billion of senior unsecured indebtedness (exclusive of debt of its subsidiaries, intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit).

The notes also will be effectively subordinated to all liabilities and preferred equity of the subsidiaries of Digital Realty Trust, L.P. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, Digital Realty Trust, L.P., as an equity owner of such subsidiary, and therefore holders of our debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders. As of March 31, 2015, the total indebtedness of Digital Realty Trust, L.P.’s subsidiaries was approximately $2.4 billion, excluding intercompany debt, guarantees of debt of Digital Realty Trust, L.P., distributions payable, accrued expenses, committed letters of credit and trade payables. In addition, certain subsidiaries of Digital Realty Trust, L.P. guarantee our obligations under the notes under the Prudential shelf facility. As of March 31, 2015, there was $75 million in outstanding notes under the Prudential shelf facility. While the indenture governing the notes will limit the ability of our subsidiaries to incur additional unsecured indebtedness in the future, it will not prohibit our subsidiaries from incurring such indebtedness if such subsidiaries are in compliance with certain financial ratios and other requirements.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund our operations, working capital and capital expenditures, depends on our ability to generate cash in the future. To a certain extent, our cash flow is subject to general economic, industry, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future sources of cash will be available to us in an amount sufficient to enable us to pay amounts due on our indebtedness, including the notes, or to fund our other liquidity needs. Additionally, if we incur additional indebtedness in connection with future acquisitions or development projects or for any other purpose, our debt service obligations could increase.

We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness or obtain additional financing will depend on, among other things:

•	our financial condition and market conditions at the time; and

•	restrictions in the agreements governing our indebtedness.

As a result, we may not be able to refinance any of our indebtedness, including the notes, on commercially reasonable terms, or at all. If we do not generate sufficient cash flow from operations, and additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the notes. Accordingly, if we cannot service our indebtedness, we may have to take actions such as seeking additional equity or delaying capital expenditures, or strategic acquisitions and alliances, any of which could have a material adverse effect on our operations. We cannot assure you that we will be able to effect any of these actions on commercially reasonable terms, or at all.

Despite our substantial indebtedness, we may still incur significantly more debt, which could exacerbate any or all of the risks described above.

We may be able to incur substantial additional indebtedness in the future. Although the agreements governing our global revolving credit facility, term loan facility, Prudential shelf facility and certain other indebtedness and the indentures governing our other non-exchangeable senior notes limit and the indenture governing the notes will limit our ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions could be substantial. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial leverage described above, including our possible inability to service our debt, would increase. In addition, the credit agreements governing our global revolving credit facility, term loan facility and Prudential shelf facility and the indentures governing our outstanding notes do not and the indenture governing the notes will not prevent us from incurring obligations that do not constitute indebtedness.

Digital Realty Trust, Inc. has no significant operations, other than as our general partner, and no material assets, other than its investment in us.

The notes will be fully and unconditionally guaranteed by Digital Realty Trust, Inc. However, Digital Realty Trust, Inc. has no significant operations, other than as our general partner, and no material assets, other than its investment in us. Furthermore, Digital Realty Trust, Inc.’s guarantee of the notes will be effectively subordinated in right of payment to all unsecured and secured liabilities and preferred equity of its subsidiaries (including Digital Realty Trust, L.P. and any entity Digital Realty Trust, Inc. accounts for under the equity method of accounting). As of March 31, 2015, the total indebtedness of Digital Realty Trust, Inc.’s subsidiaries was approximately $4.8 billion (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit).

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Digital Realty Trust, Inc., could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void Digital Realty Trust, Inc.’s guarantee, we cannot assure you that funds would be available to pay the notes from any of our subsidiaries or from any other source.

The indenture governing the notes will contain restrictive covenants that limit our operating flexibility.

The indenture governing the notes will contain financial and operating covenants that, among other things, will restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

•	consummate a merger, consolidation or sale of all or substantially all of our assets; and

•	incur secured and unsecured indebtedness.

In addition, our global revolving credit facility, term loan facility and Prudential shelf facility and indentures governing our other non-exchangeable senior notes require us to meet specified financial ratios and the indenture governing the notes will require us to maintain at all times a specified ratio of unencumbered assets to unsecured debt. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the notes, our global revolving credit facility, term loan facility and Prudential shelf facility and indentures governing our other non-exchangeable senior notes may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

Our management will have broad discretion in allocating the net proceeds of this offering.

Our management has significant flexibility in applying the net proceeds we expect to receive in this offering. We intend to use the net proceeds from this offering as described in “Use of Proceeds,” but because the net proceeds are not required to be allocated to any specific investment or transaction, you cannot determine at this time the value or propriety of our application of the net proceeds, and you may not agree with our decisions. In addition, our use of the net proceeds from this offering may not yield a significant return or any return at all. The failure by our management to apply these funds effectively could have a material adverse effect on our financial condition, results of operations, business or prospects. See “Use of Proceeds.”

There is no prior public market for the notes, and if an active trading market does not develop for the notes, you may not be able to resell them.

Prior to this offering, there was no public market for the notes and we cannot assure you that an active trading market will ever develop for the notes. Although we have registered the offer and sale of the notes under the Securities Act of 1933, as amended, or the Securities Act, we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have informed us that they currently intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market making at any time. The lack of a trading market could adversely affect your ability to sell the notes and the price at which you may be able to sell the notes. The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, expected use of net proceeds from this offering, expected use of borrowings under our credit facility, portfolio performance, leverage policy, acquisition and capital expenditure plans, capital recycling program, returns on invested capital, supply and demand for data center space, capitalization rates, rents to be received in future periods and expected rental rates on new or renewed data center space contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and discussions which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and that we may not be able to realize. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of current global economic, credit and market conditions;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	the suitability of our properties and data center infrastructure, delays or disruptions in connectivity, failure of our physical infrastructure or services or availability of power;

•	our failure to successfully integrate and operate acquired or developed properties or businesses;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development of properties;

•	decreased rental rates, increased operating costs or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and development space;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT for federal income tax purposes;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	losses in excess of our insurance coverage;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	and changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. The risks included here are not exhaustive, and additional factors could adversely affect our business and financial performance, including factors and risks included in other sections of this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein. Those risks continue to be relevant to our performance and financial condition. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus supplement, in the accompanying prospectus and in our Combined Annual Report on Form 10-K for the year ended December 31, 2014 as may be updated by subsequent filings with the SEC that are incorporated by reference herein and therein.

USE OF PROCEEDS

We expect that the net proceeds from the offering of the notes will be approximately $491.8 million after deducting underwriters’ discounts and our estimated expenses of approximately $1.3 million.

The net proceeds of the offering of the notes will be used to fund, in whole or in part, Eligible Green Projects (as defined below), including the development and redevelopment of such projects.

“Eligible Green Projects” means:

•	Any of the following projects, funded by us, which have received, or are expected to receive, certification according to the standards of one or more of the following “green building” third-party verified certification standards at one of the specified certification levels: (i) LEED: Silver, Gold or Platinum; (ii) BREEAM: Very Good, Excellent or Outstanding; (iii) BCA Green Mark: Gold, GoldPlus or Platinum; (iv) Green Globes: 3 Globes or 4 Globes; (v) CEEDA: Silver or Gold; and (vi) CASBEE: B+, A or S:

•	New or ongoing building developments and redevelopments

•	New or ongoing renovations in existing buildings

•	New or ongoing tenant improvements

•	New and ongoing capital projects, funded by us, at buildings which improve the operational, energy, or water efficiency of a building or building subsystem by at least 15 percent as determined based on a third-party engineering study and/or utility-reviewed audit or energy or water savings analysis

•	Renewable energy and low carbon energy supply solutions, funded by us such as:

•	On-site renewable energy and low carbon energy projects

•	Renewable energy power purchase agreements

Eligible Green Projects are expected to be located in countries where we operate or plan to operate. These countries include, but are not limited to: The U.S., Canada, The United Kingdom, Ireland, France, The Netherlands, Germany, Australia, Singapore, Hong Kong, and Japan.

Leadership in Energy and Environmental Design (“LEED”) is a voluntary, third party building certification process developed by the U.S. Green Building Council (“USGBC”), a non-profit organization. The USGBC developed the LEED certification process to (i) evaluate the environmental performance from a whole-building perspective over a building’s life cycle, (ii) provide a definitive standard for what constitutes a “green building,” (iii) enhance environmental awareness among architects and building contractors, and (iv) encourage the design and construction of energy-efficient, water-conserving buildings that use sustainable or green resources and materials.

Building Research Establishment Environmental Assessment Methodology (“BREEAM”) is a voluntary third party building certification process developed in 1990 by the U.K. Building Research Establishment (“BRE”). BREEAM is one of the world’s leading environmental assessment method and rating systems for buildings that sets standards for best practice in sustainable building design, construction and operation. A BREEAM assessment uses recognized measures of performance set against established benchmarks for (i) energy, (ii) water, (iii) the internal environment, (iv) pollution, (v) transport, (vi) materials, (vii) waste, (viii) ecology and (ix) management processes.

Green Mark is a voluntary green building assessment and certification system developed in 2005 by the Building and Construction Authority (“BCA”), an agency under the Ministry of National Development in Singapore, to support more environment-friendly buildings. The BCA Green Mark certification process assesses environmental impacts related to (i) energy, (ii) water, (iii) environmental impact, and (iv) indoor environment quality.

Green Globes is a voluntary green building rating and certification tool developed in 2000 by ECD Energy and Environment Canada and administered in the U.S. by the Green Building Initiative (“GBI”), a non-profit organization. The GBI, a standards developer through the American National Standards Institute (ANSI), developed the Green Globes certification process to assess environmental impacts related to (i) project management, (ii) site, (iii) energy, (iv) water, (v) materials and resources, (vi) emissions, and (vii) indoor environment.

Certified Energy Efficient Datacenter Award (“CEEDA”) provides a third-party audited and certified assessment of the implementation of energy efficiency best practices within a data center as well as an operational and deployment roadmap for improving datacenter performance. CEEDA was developed by Datacenter Dynamics Ltd. and is ratified by BCS, The Chartered Institute for IT. CEEDA assesses facility design and performance related to (i) energy, (ii) building management systems and datacenter information management systems, (iii) water, (iv) renewable energy, and (v) information technology (“IT”) infrastructure services and management energy efficiency.

Comprehensive Assessment System for Built Environment Efficiency (“CASBEE”) is a voluntary, third party building certification process developed in 2001 by the Japan GreenBuild Council and Japan Sustainable Building Consortium. CASBEE sets standards for best practices in sustainable building pre-design, design, construction and operation. A CASBEE assessment compares the environmental quality of a building to the environmental load of the building using measures of performance set against established benchmarks for (i) energy efficiency, (ii) resource efficiency, (iii) local environment, and (iv) indoor environment.

No assurance can be provided that the proceeds of the notes will be allocated to fund projects with specific characteristics during the term of the notes. An amount equal to the net proceeds of the notes will be allocated by us to the financing of existing and future Eligible Green Projects.

As long as the notes are outstanding, our internal records will show the allocation of the net proceeds of this offering to existing and future Eligible Green Projects. Pending the allocation of the net proceeds of the notes to Eligible Green Projects, the net proceeds will be used to repay borrowings under our global revolving credit facility. As of June 17, 2015, our global revolving credit facility had a total outstanding balance of approximately $1.2 billion, excluding committed letters of credit of $8.1 million, leaving approximately $747.1 million available for use. As of June 17, 2015, borrowings under our global revolving credit facility bore interest at an overall blended rate of 1.49%.

Payment of principal and interest on the notes will be made from our general funds and will not be directly linked to the performance of any Eligible Green Projects.

During the term of the notes, until such time as the proceeds from the notes have been fully allocated to Eligible Green Projects, we will publish annual updates on a dedicated page of our website at www.digitalrealty.com (which will be available to investors within one year from the date of issuance of the notes) detailing, at a minimum, the allocation of the net proceeds of the notes to Eligible Green Projects together with key features and the current green building certification status, where applicable, of Eligible Green Projects funded. Updates will be accompanied by (i) an assertion by management that the net proceeds of this offering were invested in qualifying Eligible Green Projects, and (ii) a report from an independent accountant in respect of the independent accountant’s examination of management’s assertion conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document we file with or furnish to the SEC.

CAPITALIZATION

The following table sets forth Digital Realty Trust, L.P.’s capitalization as of March 31, 2015:

•	on an actual basis; and

•	on an adjusted basis to reflect the sale of the notes and the use of the net proceeds from such sale after deducting underwriters’ discounts and our estimated expenses of approximately $1.3 million, assuming such net proceeds are used to temporarily repay borrowings under our global revolving credit facility, pending the allocation of the net proceeds to Eligible Green Projects. See “Use of Proceeds.”

This information should be read in conjunction with, and is qualified in its entirety by, our consolidated financial statements and schedule and the notes to our financial statements included in our Combined Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and our Combined Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2015
	Actual	As Adjusted
	(In thousands)
Global revolving credit facility(1)	$826,906	$335,101
Unsecured term loan facility	942,006	942,006
Existing unsecured senior notes, net of discount(2)	2,672,472	2,672,472
Notes offered hereby, net of discount	—	496,180
Mortgage loans, net of premiums	376,527	376,527
Partners’ capital:
General partner, 43,400,000 preferred units outstanding, actual and as adjusted	1,048,121	1,048,121
General partner, 135,793,668 common units outstanding, actual and as adjusted	2,858,898	2,858,898
Limited partners, 1,425,314 common units, 1,120,160 profits interest units, 379,237 class C units outstanding, actual and as adjusted	39,909	39,909
Accumulated other comprehensive loss	(95,875)	(95,875)
Noncontrolling interests in consolidated joint ventures	6,808	6,808

Total capitalization	$8,675,772	$8,680,147

(1)	Assumes we use all of the net proceeds from the sale of the notes to repay borrowings under our global revolving credit facility, pending the allocation of the net proceeds to Eligible Green Projects. At March 31, 2015, our global revolving credit facility had total outstanding borrowings, excluding committed letters of credit, of $826.9 million. As of June 17, 2015, our global revolving credit facility had a total outstanding balance of approximately $1.2 billion, excluding committed letters of credit of $8.1 million, leaving approximately $747.1 million available for use. As of June 17, 2015, borrowings under our global revolving credit facility bore interest at an overall blended rate of 1.49%.
(2)	Includes $375.0 million principal outstanding amount of our 2015 Notes, which were redeemed in full on May 26, 2015.

DESCRIPTION OF NOTES

The following description of the terms of the notes (referred to in the accompanying prospectus as the “debt securities”) supplements, and to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture, which are incorporated herein by reference. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. As used in this section, the terms “we,” “us,” “our” or “Digital Realty Trust, L.P.” refer only to Digital Realty Trust, L.P. and not to any of its subsidiaries or Digital Realty Trust, Inc.

General

The notes will be issued pursuant to an indenture and a supplemental indenture (together, the “indenture”), each to be dated as of June 23, 2015, among Digital Realty Trust, L.P., Digital Realty Trust, Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee. You may request copies of the indenture and the form of the notes from us.

The notes will be senior unsecured obligations of Digital Realty Trust, L.P. and will rank equally in right of payment with each other and with all of Digital Realty Trust, L.P.’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to Digital Realty Trust, L.P.’s mortgages and its other secured indebtedness (to the extent of the value of the collateral securing the same) and to all preferred equity and liabilities, whether secured or unsecured, of Digital Realty Trust, L.P.’s subsidiaries (including guarantees of certain subsidiaries of indebtedness of Digital Realty Trust, L.P. under the Prudential shelf facility). As of March 31, 2015, Digital Realty Trust, L.P. had outstanding $2.4 billion of senior unsecured indebtedness (exclusive of intercompany debt, trade payables, distributions payable, accrued expenses and committed letters of credit) and subsidiaries of Digital Realty Trust, L.P. had $2.4 billion of total indebtedness, excluding intercompany debt, guarantees of debt of Digital Realty Trust, L.P., distributions payable, accrued expenses, committed letters of credit and trade payables. See “Risk Factors—Our substantial indebtedness could adversely affect our financial condition and ability to fulfill our obligations under the notes and otherwise adversely impact our business and growth prospects” and “Risk Factors—The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.” As of March 31, 2015, approximately $826.9 million was drawn under our global revolving credit facility, and $8.1 million of letters of credit were issued, leaving approximately $1.1 billion available for use, $942 million was outstanding under our term loan facility and there was $75 million in outstanding notes under the Prudential shelf facility.

The notes will initially be limited to an aggregate principal amount of $500.0 million. We may from time to time, without notice to or consent of existing note holders, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for the issue date and, under certain circumstances, the issue price and first payment of interest thereon, provided that such issuance complies with the covenants described under “—Certain Covenants.” Additional notes issued in this manner will be consolidated with and will form a single series with the previously outstanding notes, but will not necessarily be fungible with such previously outstanding notes. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

The notes will be issued only in fully registered, book-entry form, in denominations of $1,000 and integral multiples thereof, except under the limited circumstances described below under “—Book-Entry, Delivery and Form.” The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date, redemption date or repurchase date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. All payments will be made in U.S. dollars.

The terms of the notes provide that we are permitted to withhold from interest payments and payments upon a redemption or maturity of the notes any amounts we are required to withhold by law. For example, non-United States holders of notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. See “United States Federal Income Tax Considerations—Taxation of Holders of the Operating Partnership’s Debt Securities—Non-U.S. Holders” in the accompanying prospectus.

Except as described in this prospectus supplement under the headings “—Certain Covenants—Limitations on Incurrence of Indebtedness” and “—Merger, Consolidation or Sale,” the indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of:

•	a highly leveraged or similar transaction involving us or any of our affiliates;

•	a change of control; or

•	a reorganization, restructuring, merger or similar transaction involving us or Digital Realty Trust, Inc. that may adversely affect you.

We or one of our affiliates may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any notes so repurchased may not be reissued or resold and will be canceled promptly.

Guarantee

Digital Realty Trust, Inc. will fully and unconditionally guarantee our obligations under the notes on a senior unsecured basis, including the due and punctual payment of principal of and interest and premium, if any, on the notes, whether at stated maturity, by declaration of acceleration, call for redemption, notice of repurchase or otherwise. The guarantee will be a senior unsecured obligation of Digital Realty Trust, Inc. and will rank equally in right of payment with other senior unsecured obligations of Digital Realty Trust, Inc.

Interest

Interest on the notes will accrue at the rate of 3.950% per year from and including June 23, 2015 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semiannually in arrears on January 1 and July 1 of each year, beginning on January 1, 2016.

The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the December 15 or June 15 (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If we redeem the notes in accordance with the terms of such notes, we will pay accrued and unpaid interest and premium, if any, to the holder that surrenders such notes for redemption. However, if a redemption falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

Maturity

The notes will mature on July 1, 2022 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by us at our option, as described under “—Optional Redemption at Our Election” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption at Our Election

We may redeem on any one or more occasions some or all of the notes before they mature. The redemption price will equal the sum of (1) an amount equal to one hundred percent (100%) of the principal amount of the notes being redeemed plus accrued and unpaid interest up to, but not including, the redemption date and (2) a make-whole premium. Notwithstanding the foregoing, if the notes are redeemed on or after May 1, 2022 (two months prior to the maturity date), the redemption price will not include a make-whole premium.

We will calculate the make-whole premium with respect to any note redeemed before May 1, 2022 (two months prior to the maturity date) as the excess, if any, of:

•	the aggregate present value as of the date of such redemption of each dollar of principal being redeemed or paid and the amount of interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of such dollar if such redemption had been made on May 1, 2022 (two months prior to the maturity date), determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had been made on May 1, 2022 (two months prior to the maturity date); over

•	the principal amount of such note.

“Reinvestment Rate” means three-tenths of one percent (0.3%), plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available prior to the date of determining the make-whole premium (or if such statistical release is no longer published, any such other reasonably comparable index which shall be designated by us) under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the then remaining maturity of the notes (assuming the notes matured on May 1, 2022 (two months prior to the maturity date)). If no maturity exactly corresponds to such maturity of the notes, the applicable Reinvestment Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields for the two published maturities most closely corresponding to such maturity of the notes.

We will give you notice of any optional redemption at your address, as shown in the security register, at least 30, but not more than 60, days before the redemption date. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

If we decide to redeem the notes in part, the trustee will select the notes to be redeemed (in principal amounts of $1,000 and integral multiples thereof) on a pro rata basis, by lot or such other method it deems fair and appropriate or as required by the depository for the notes. In the event of any redemption of the notes in part, we will not be required to:

•	issue or register the transfer of any note during a period beginning at the opening of business 15 days before any selection of the notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed, or

•	register the transfer of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;

•	interest on such notes will cease to accrue; and

•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

We will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Certain Covenants

Limitations on Incurrence of Indebtedness.

Limitation on Total Outstanding Debt. We will not, and will not permit any of our Subsidiaries to, Incur any Indebtedness, other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by us or any of our Subsidiaries in compliance with the indenture governing the notes, if, immediately after giving effect to the Incurrence of such Indebtedness and the application of the proceeds thereof, Total Outstanding Debt would be greater than 60% of Total Assets as of the end of the fiscal quarter covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be.

Secured Debt. In addition to the preceding limitation on the Incurrence of Indebtedness, we will not, and will not permit any of our Subsidiaries to, Incur any Secured Debt, other than guarantees of Secured Debt Incurred by us or any of our Subsidiaries in compliance with the indenture governing the notes, if, immediately after giving effect to the Incurrence of such Secured Debt and the application of the proceeds thereof, the aggregate principal amount of Secured Debt would be greater than 40% of Total Assets as of the end of the fiscal quarter covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be.

Unencumbered Assets. We and our Subsidiaries will at all times maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Debt.

Ratio of Consolidated EBITDA to Interest Expense. In addition to the preceding limitations on the Incurrence of Indebtedness, we will not, and will not permit any Subsidiary to, Incur any Indebtedness other than Intercompany Indebtedness and guarantees of Indebtedness Incurred by us or any of our Subsidiaries in compliance with the indenture governing the notes, if the ratio of Consolidated EBITDA to Interest Expense for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)) prior to the date on which such additional Indebtedness is to be Incurred shall have been less than 1.50:1.00 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that:

•	such Indebtedness and any other Indebtedness Incurred by us and our Subsidiaries since the first day of such quarterly period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred at the beginning of such period;

•	the repayment or retirement of any Indebtedness (other than Indebtedness repaid or retired with the proceeds of any other Indebtedness, which repayment or retirement shall be calculated pursuant to the preceding bullet and not this bullet) by us and our Subsidiaries since the first day of such quarterly period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

•	in the case of Acquired Indebtedness or Indebtedness Incurred in connection with any acquisition since the first day of such quarterly period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and

•	in the case of any acquisition or disposition of any asset or group of assets or the placement of any assets in service or removal of any assets from service by us or any of our Subsidiaries from the first day of such quarterly period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, the acquisition, disposition, placement in service or removal from service had occurred as of the first day of such period with appropriate adjustments to Interest Expense with respect to the acquisition, disposition, placement in service or removal from service being included in that pro forma calculation.

Reports. Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, we will furnish to the holders of the notes or cause the trustee to furnish to the holders of the notes, within the time periods specified in the SEC’s rules and regulations:

•	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if we were required to file such reports; and

•	all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent registered public accounting firm. In addition, we will file a copy of each of the reports referred to above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make the reports available on our website within those time periods.

If, at any time we are not subject to the periodic reporting requirements of the Exchange Act for any reason, we will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. We will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept our filings for any reason, we will post the reports referred to in the preceding paragraphs on our website within the time periods that would apply if we were required to file those reports with the SEC.

Certain Definitions

Set forth below are certain defined terms used in this prospectus supplement and the indenture. We refer you to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this prospectus supplement for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Capitalization Rate” means 8.25%.

“Consolidated EBITDA” means, for any period of time, without duplication, consolidated net income (loss) of Digital Realty Trust, L.P. and its Consolidated Subsidiaries plus amounts which have been deducted and minus amounts which have been added for, without duplication, (a) Interest Expense, (b) depreciation and amortization and other non-cash items deducted in arriving at net income (loss), (c) provision for taxes based on income or profits, (d) non-recurring or other unusual items, as determined by us in good faith (including, without limitation, all prepayment penalties and all costs or fees incurred in connection with any debt financing or amendment thereto, acquisition, disposition, recapitalization or similar transaction (regardless of whether such transaction is completed)), (e) extraordinary items, (f) noncontrolling interests, (g) the income or expense attributable to transactions involving derivative instruments that do not qualify for hedge accounting in accordance with GAAP, and (h) gains or losses on dispositions of depreciable real estate investments, property valuation losses and impairment charges; provided, however, that in no event will Consolidated EBITDA include (x) net income (loss) (whether pursuant to the equity method of accounting or otherwise) on account of any of our or our Consolidated Subsidiaries’ unconsolidated subsidiaries and other partially owned entities or (y) net income (loss) generated from our real property under construction or Redevelopment Properties; provided, further, that all amounts for such period shall be reasonably determined by us in accordance with GAAP to the extent GAAP is applicable. Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect: (i) in the case of any assets having been placed in service or removed from service from the beginning of the period to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of the assets in service or removal of the assets from service as if the placement of the assets in service or removal of the assets from service occurred at the beginning of the period; and (ii) in the case of any acquisition or disposition of any asset or group of assets from the beginning of the period to the date of determination, including, without limitation, by merger, or stock or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Consolidated Financial Statements” means, with respect to any Person, collectively, the consolidated financial statements and notes to those financial statements, of that Person and its Consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Subsidiary” means each Subsidiary of Digital Realty Trust, L.P. that is consolidated in the Consolidated Financial Statements of Digital Realty Trust, L.P.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, assume, guarantee or otherwise become liable in respect of the Indebtedness or other obligation, and “Incurrence” and “Incurred” have meanings correlative to the foregoing. Indebtedness or other obligation of us or any Subsidiary of ours will be deemed to be Incurred by us or such Subsidiary whenever we or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof. Indebtedness or other obligation of a Subsidiary of ours existing prior to the time it became a Subsidiary of ours will be deemed to be Incurred upon such Subsidiary becoming a Subsidiary of ours; and Indebtedness or other obligation of a Person existing prior to a merger or consolidation of such Person with us or any Subsidiary of ours in which such Person is the successor to us or such Subsidiary will be deemed to be Incurred upon the consummation of such merger or consolidation. Any issuance or transfer of capital stock that results in Indebtedness constituting Intercompany Indebtedness being held by a Person other than us, Digital Realty Trust, Inc. or any Consolidated Subsidiary or any sale or other transfer of any Indebtedness constituting Intercompany Indebtedness to a Person that is not us, Digital Realty Trust, Inc. or any Consolidated Subsidiary, will be deemed, in each case, to be an Incurrence of Indebtedness that is not Intercompany Indebtedness at the time of such issuance, transfer or sale, as the case may be.

“Indebtedness” of us, Digital Realty Trust, Inc. or any Consolidated Subsidiary means, without duplication, any of our indebtedness or that of any Consolidated Subsidiary, whether or not contingent, in respect of: (a) borrowed money evidenced by bonds, notes, debentures or similar instruments whether or not such indebtedness is secured by any lien existing on property owned by us or any Consolidated Subsidiary; (b) indebtedness for borrowed money of a Person other than us, Digital Realty Trust, Inc. or a Consolidated Subsidiary which is secured by any lien on property owned by us, Digital Realty Trust, Inc. or any Consolidated Subsidiary, to the extent of the lesser of (i) the amount of indebtedness so secured, and (ii) the fair market value of the property subject to such lien; (c) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; or (d) any lease of property by us, Digital Realty Trust, Inc. or any Consolidated Subsidiary as lessee which is reflected on our consolidated balance sheet as a capitalized lease in accordance with GAAP. Indebtedness also includes, to the extent not otherwise included, any obligation by us, Digital Realty Trust, Inc. or any Consolidated Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another Person (other than us or any of our Consolidated Subsidiaries) of the type described in clauses (a)-(d) of this definition.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of us, Digital Realty Trust, Inc. and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which we or Digital Realty Trust, Inc. is the borrower, such Indebtedness is subordinate in right of payment to the notes.

“Interest Expense” means, for any period of time, consolidated interest expense for such period of time, whether paid, accrued or capitalized, without deduction of consolidated interest income, of Digital Realty Trust, L.P. and its Consolidated Subsidiaries, including, without limitation or duplication, or, to the extent not so included, with the addition of (a) the portion of any rental obligation in respect of any capital lease obligation allocable to interest expense in accordance with GAAP and (b) the amortization of Indebtedness discounts, but excluding prepayment penalties, in all cases as reflected in the applicable Consolidated Financial Statements.

“Person” means a corporation, an association, a partnership, a limited liability company, an individual, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.

“Redevelopment Property” means a property owned by us or a Consolidated Subsidiary (a) where the commenced leased square footage is less than 60% of the sum of net rentable square feet and redevelopment space, with reasonable adjustments to leased square footage determined in good faith by us, including adjustments for available power, required support space and common area and (b) that we reasonably characterize as held in whole or in part for redevelopment.

“Secured Debt” means, as of any date, that portion of Total Outstanding Debt as of that date that is secured by a mortgage, trust deed, deed of trust, deeds to secure Indebtedness, pledge, security interest, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or managing general partner of which is such Person or a subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more subsidiaries of such Person (or any combination thereof).

“Total Assets” as of any date means the sum, without duplication, of (a) Consolidated EBITDA for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, (b) the undepreciated cost basis of our and our Consolidated Subsidiaries’ real property under construction and Redevelopment Property as of the end of the quarterly period used for purposes of clause (a) above, in each case as determined by us in good faith, and (c) for all assets of us and our Consolidated Subsidiaries other than the assets referred to in (a) and (b) above, the undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangible assets).

“Total Outstanding Debt” means, as of any date, the sum, without duplication, of (1) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P. as of that date, excluding Intercompany Indebtedness; and (2) the aggregate principal amount of all outstanding Indebtedness of Digital Realty Trust, L.P.’s Consolidated Subsidiaries, all as of that date, excluding Intercompany Indebtedness.

“Total Unencumbered Assets” means, as of any time, the sum of (a) Unencumbered Consolidated EBITDA for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to such time, annualized (i.e., multiplied by four (4)), capitalized at the Capitalization Rate, and (b) to the extent not subject to any Secured Debt, the value of the assets described in clauses (b) and (c) of the definition of Total Assets; provided, however, that all investments by us and our Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.

“Unencumbered Consolidated EBITDA” means, for any quarter, Consolidated EBITDA for the most recent quarterly period covered in our annual or quarterly report most recently furnished to holders of the notes or filed with the SEC, as the case may be, in the manner described under “—Reports,” prior to the time of determination, less any portion thereof attributable to any properties or assets subject to any Secured Debt, as determined in good faith by us.

“Unsecured Debt” means that portion of Total Outstanding Debt that is not Secured Debt.

Merger, Consolidation or Sale

Digital Realty Trust, L.P. and Digital Realty Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•	Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•	immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officers’ certificate covering these conditions shall be delivered to the trustee.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to the notes:

•	default for 30 days in the payment of any installment of interest under the notes;

•	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable;

•	our failure to comply with any of our other agreements in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

•	failure to pay any Indebtedness that is (a) of Digital Realty Trust, L.P., Digital Realty Trust, Inc., any Subsidiary in which Digital Realty Trust, L.P. has invested at least $75,000,000 in capital (a “Significant Subsidiary”) or any entity in which Digital Realty Trust, L.P. is the general partner, and (b) in an outstanding principal amount in excess of $75,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which Indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 60 days after written notice to us from the trustee (or to us and the trustee from holders of at least 25% in principal amount of the outstanding notes); or

•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Digital Realty Trust, L.P., Digital Realty Trust, Inc. or any Significant Subsidiary or any substantial part of their respective property.

If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above, which shall result in an automatic acceleration), then, in every case, the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes, to be due and payable immediately by written notice thereof to Digital Realty Trust, L.P. (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•	Digital Realty Trust, L.P. or Digital Realty Trust, Inc. shall have deposited with the trustee all required payments of the principal of and interest and premium on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and

•	all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest and premium on the notes, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or interest or premium on the notes (provided, however, that the holders of a majority in principal amount of the outstanding notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration); or

•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes within 90 days of a default actually known to the trustee under the indenture unless the default has been cured or waived; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest and premium on the notes) if the trustee considers such withholding to be in the interest of the holders.

The indenture provides that no holder of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest or premium on the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of a majority in principal amount of the outstanding notes (or of all the notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which a responsible officer of the trustee determines would involve the trustee in personal liability.

Within 120 days after the close of each fiscal year, Digital Realty Trust, L.P. and Digital Realty Trust, Inc. must deliver an officers’ certificate certifying to the trustee whether or not the signing officers have knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note:

•	reduce the amount of the notes whose holders must consent to an amendment or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on the notes;

•	reduce the principal of or premium on or change the fixed maturity of the notes;

•	waive a default in the payment of the principal of or premium or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on the notes payable in currency other than that stated in the notes;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of the notes to receive payment of the principal of or premium or interest on the notes and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	waive a redemption payment with respect to the notes; or

•	release Digital Realty Trust, Inc. as guarantor of the notes other than as provided in the indenture or modify the guarantee in any manner adverse to the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by Digital Realty Trust, L.P., Digital Realty Trust, Inc. and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;

•	to evidence a successor to Digital Realty Trust, L.P. as obligor or Digital Realty Trust, Inc. as guarantor under the indenture;

•	to make any change that does not adversely affect the interests of the holders of any notes then outstanding;

•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;

•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

•	to reflect the release of Digital Realty Trust, Inc., as guarantor, in accordance with the provisions of the indenture;

•	to secure the notes;

•	to add guarantors with respect to the notes; and

•	to conform the text of the indenture, any guarantee or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, such guarantee or the notes (as certified in an officers’ certificate).

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of notes, the indenture provides that notes owned by Digital Realty Trust, L.P. or any other obligor upon the notes or any affiliate of Digital Realty Trust, L.P. or of the other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by Digital Realty Trust, L.P., Digital Realty Trust, Inc. or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Notwithstanding the foregoing provisions, any action to be taken at a meeting of holders of the notes with respect to any action that the indenture expressly provides may be taken by the holders of a specified percentage which is less than a majority in principal amount of the outstanding notes may be taken at a meeting at which a quorum is present by the affirmative vote of holders of the specified percentage in principal amount of the outstanding notes.

Trustee

Wells Fargo Bank, National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at our option.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder, member or partner of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. or any of their respective Subsidiaries, as such, will have any liability for any obligations of Digital Realty Trust, L.P. or Digital Realty Trust, Inc. under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The notes will be represented by one or more global notes that will be deposited with, or on behalf of, the Depository Trust Company, or DTC, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us and the underwriters that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of its participating organizations, or participants, and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants.

Unless and until it is exchanged in whole or in part for certificated debt securities in definitive form, a Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor depositary or a nominee of such successor depositary.

A further description of DTC’s procedures with respect to the notes is set forth in the accompanying prospectus under the heading “Description of Debt Securities and Related Guarantees—Transfer and Exchange.”

Clearstream. Clearstream Banking, société anonyme, or Clearstream, is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations, or

Clearstream Participants, and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides Clearstream Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures to the extent received by DTC for Clearstream.

Euroclear. The Euroclear System, or Euroclear, was created in 1968 to hold securities for participants of Euroclear, or Euroclear Participants, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., or the Euroclear Operator, under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation, or the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission.

Links have been established among DTC, Clearstream and Euroclear to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC. When the notes are to be transferred from the account of a DTC participant to the account of a Clearstream Participant or a Euroclear Participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream or Euroclear will credit the Clearstream Participant’s or Euroclear Participant’s account, as applicable. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream Participants or Euroclear Participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to a DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Participant or Euroclear Participant wishes to transfer the notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear Participant the following day, with the proceeds back valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear Participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding the notes in book-entry form may be given through the facilities of DTC or any successor depository.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

UNDERWRITING (CONFLICTS OF INTEREST)

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as the book-running managers of the offering and as the representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$85,000,000
Citigroup Global Markets Inc.	$85,000,000
J.P. Morgan Securities LLC	$85,000,000
RBC Capital Markets, LLC	$57,500,000
U.S. Bancorp Investments, Inc.	$57,500,000
SMBC Nikko Securities America, Inc.	$40,000,000
SunTrust Robinson Humphrey, Inc.	$40,000,000
Mitsubishi UFJ Securities (USA), Inc.	$25,000,000
Scotia Capital (USA) Inc.	$25,000,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to approval of legal matters by counsel and other conditions. The underwriters must purchase all the notes if they purchase any of the notes.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.35% of the principal amount of the notes. The underwriters may allow, and such dealers may re-allow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes will constitute a new class of securities with no established trading market. We do not intend to list the notes on any national securities exchange or apply for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the notes at any time without notice. We cannot assure you that the prices at which the notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the notes will develop and continue after this offering. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the notes.

We estimate that our portion of the total expenses of this offering will be $1.3 million. The following table shows the underwriters’ discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Digital Realty Trust, L.P.
Per note	0.625%

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of the notes than they are required to purchase in the offering.

•	Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•	Stabilizing transactions involve bids to purchase the notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

In the ordinary course of their business, the underwriters or their respective affiliates have in the past performed, and may continue to perform, investment banking, broker dealer, financial advisory or other services for us, for which they received or may receive, customary fees and commissions. In addition, affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc. are lenders, an affiliate of Citigroup Global Markets Inc. is the administrative agent, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are syndication agents, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are joint lead arrangers and joint book running managers, affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are issuing banks, affiliates of Citigroup Global Markets Inc. are swing line banks, affiliates of RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and SMBC Nikko Securities America, Inc. are co-documentation agents and affiliates of SunTrust Robinson Humphrey, Inc., Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc. are senior managing agents under our global revolving credit facility. As described under “Use of Proceeds” in this prospectus supplement, the net proceeds from this offering may be used to repay borrowings under our global revolving credit facility and, as a result, affiliates of the underwriters may receive more than 5% of the net proceeds from this offering. An affiliate of Citigroup Global Markets Inc. is the administrative agent, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are syndication agents, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC are joint lead arrangers and joint book running managers, affiliates of RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc. and SMBC Nikko Securities America, Inc. are co-documentation agents, affiliates of SunTrust Robinson Humphrey, Inc., Mitsubishi UFJ Securities (USA), Inc. and Scotia Capital (USA) Inc. are senior managing agents and affiliates of Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, RBC Capital Markets, LLC, U.S. Bancorp Investments, Inc., SMBC Nikko Securities America, Inc., SunTrust Robinson Humphrey, Inc., Scotia Capital (USA) Inc. and Mitsubishi UFJ Securities (USA), Inc. are lenders under our term loan facility.

Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. Of the underwriters (or their affiliates) that have lending relationships with us, certain of them routinely hedge and others may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and/or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are also sales agents under our equity distribution agreements, pursuant to which we can issue and sell shares of our common stock having an aggregate offering price of up to $400.0 million from time to time through them. Certain underwriters and their affiliates in the past have leased, currently lease and in the future may lease space from us.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to this offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the notes without disclosure to investors under Chapter 6D of the Corporations Act.

The notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of the notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Germany

Any offer or solicitation of the notes within Germany must be in full compliance with the German Securities Prospectus Act Wertpapierprospektgesetz—WpPG. The offer and solicitation of the notes to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority Bundesanstalt fur Finanzdienstleistungsaufsicht—BaFin. This prospectus supplement has not been and will not be submitted for filing and approval to the BaFin and consequently will not be published. Therefore, this prospectus supplement does not constitute a public offer under the German Securities Prospectus Act Wertpapierprospektgesetz. This prospectus supplement and any other document relating to the notes as well as any information contained therein must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of the notes to the public in Germany, any public marketing of the notes or any public solicitation for offers to subscribe for or otherwise acquire the notes. This prospectus supplement and other offering materials relating to the offer of the notes are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Notice to Prospective Investors in Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the Netherlands

The notes may not, directly or indirectly, be offered or acquired in the Netherlands and this prospectus supplement may not be circulated in the Netherlands, as part of an initial distribution or any time thereafter, other than to individuals or (legal) entities who or which qualify as qualified investors within the meaning of Article 1:1 of the Financial Supervision Act (Wet op het financieel toezicht) as amended from time to time.

Notice to Prospective Investors in the Kingdom of Sweden

This prospectus supplement is not a prospectus and has not been prepared in accordance with the prospectus requirements laid down in the Swedish Financial Instruments Trading Act (lag (1991:980) om handel med finansiella instrument) nor any other Swedish enactment. Neither the Swedish Financial Supervisory Authority nor any other Swedish regulatory body has examined, approved or registered this prospectus supplement. No notes will be offered or sold to any investor in Sweden except in circumstances that will not result in a requirement to prepare a prospectus pursuant to the provisions of the Swedish Financial Instruments Trading Act.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the notes being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the notes have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the notes offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The notes may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the notes are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the notes on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law. Certain legal matters will be passed upon for the underwriters by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have all been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 have all been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a web site that contains information about us at http://www.digitalrealty.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 (File Nos. 333-203535 and 333-203535-01), of which this prospectus supplement and the accompanying prospectus are a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to, or incorporated by reference, in this prospectus supplement and the accompanying prospectus are not necessarily complete and, where that contract or document is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference rooms at 100 F Street, N.E. Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. The registration statement is also available to you on the SEC’s web site, http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the following documents:

•	the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2014;

•	the Combined Quarterly Report on Form 10-Q of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the quarter ended March 31, 2015;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 1, 2015 (solely to the extent specifically incorporated by reference into the Combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2014);

•	the Combined Current Reports on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on February 19, 2015 (except with respect to Item 7.01 thereof), March 19, 2015, April 16, 2015 (except with respect to Item 7.01 thereof) and April 21, 2015;

•	the Current Report on Form 8-K of Digital Realty Trust, Inc. filed with the SEC on May 14, 2015; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person to whom a prospectus supplement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.

PROSPECTUS

Digital Realty Trust, Inc.

Common Stock, Preferred Stock, Depositary Shares, Warrants and Guarantees

Digital Realty Trust, L.P.

Debt Securities

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities: (i) shares of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, (ii) shares of Digital Realty Trust, Inc.’s preferred stock, par value $0.01 per share, (iii) depositary shares representing entitlement to all rights and preferences of fractions of shares of Digital Realty Trust, Inc.’s preferred stock of a specified series and represented by depositary receipts, (iv) warrants to purchase shares of Digital Realty Trust, Inc.’s common stock or preferred stock or depositary shares and (v) debt securities of Digital Realty Trust, L.P. which may be fully and unconditionally guaranteed by Digital Realty Trust, Inc.

This prospectus also covers delayed delivery contracts that may be issued by Digital Realty Trust, Inc. or Digital Realty Trust, L.P. under which the counterparty may be required to purchase common stock, preferred stock, depositary shares or warrants to purchase common stock or preferred stock of Digital Realty Trust, Inc. or debt securities of Digital Realty Trust, L.P. (including guarantees of the debt securities by Digital Realty Trust, Inc.). Delayed delivery contracts may be issued together with the specific securities to which they relate. In addition, securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

We refer to the common stock, preferred stock, depositary shares, warrants and debt securities (together with any related guarantees) registered hereunder collectively as the “securities” in this prospectus. We will offer our securities in amounts, at prices and on terms determined at the time of the offering of any such security.

The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and will include, as applicable: (i) in the case of common stock, any public offering price; (ii) in the case of preferred stock, the specific title and any dividend, liquidation, redemption, conversion, voting and other rights and any public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; (iv) in the case of warrants, the duration, offering price, exercise price and detachability; and (v) in the case of debt securities and, as applicable, related guarantees, the specific terms of such debt securities and related guarantees. In addition, because Digital Realty Trust, Inc. is organized and conducts its operations so as to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, the specific terms of any securities may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve Digital Realty Trust, Inc.’s status as a REIT.

The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. These securities also may be offered by securityholders, if so provided in a prospectus supplement hereto. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If any agents, dealers or underwriters are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Digital Realty Trust, Inc.’s common stock, series E preferred stock, series F preferred stock, series G preferred stock and series H preferred stock currently trade on the New York Stock Exchange, or NYSE, under the symbols “DLR”, “DLR Pr E”, “DLR Pr F”, “DLR Pr G” and “DLR Pr H”, respectively.

See “Risk Factors” beginning on page 2 for certain risk factors relevant to an investment in the securities.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 20, 2015.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “we,” “us,” “our,” “our company” or “the company” refer to Digital Realty Trust, Inc., a Maryland corporation, together with its consolidated subsidiaries, including Digital Realty Trust, L.P., a Maryland limited partnership, of which Digital Realty Trust, Inc. is the sole general partner. Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “our operating partnership” or “the operating partnership” refer to Digital Realty Trust, L.P. together with its consolidated subsidiaries.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or securities are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date. Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed. We may only use this prospectus to sell the securities if it is accompanied by a prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this process, we may sell common stock, preferred stock, depositary shares, warrants and debt securities (and related guarantees, as applicable) in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the applicable offering. Such prospectus supplement may add, update or change information contained in this prospectus. To the extent that this prospectus is used by any securityholder to resell any securities, information with respect to the securityholder and the terms of the securities being offered will be contained in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We or any selling securityholders may offer the securities directly, through agents, or to or through underwriters. The applicable prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents or underwriters involved in the sale of the securities. See “Plan of Distribution” for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

OUR COMPANY

We own, acquire, develop and manage technology-related real estate. We target high-quality, strategically located properties containing applications and operations critical to the day-to-day operations of technology industry tenants and corporate enterprise datacenter users, including the information technology, or IT, departments of Fortune 100 and financial services companies. Our tenant base is diversified within the technology industry and reflects a broad spectrum of regional, national and international tenants that are leaders in their respective areas. Digital Realty Trust, L.P., a Maryland limited partnership, is the entity through which Digital Realty Trust, Inc., a Maryland corporation, conducts its business and owns its assets. Digital Realty Trust, Inc. operates as a REIT for U.S. federal income tax purposes.

Our properties are diversified, with a presence in several major markets where corporate data center and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York Metro, Northern Virginia, Phoenix, San Francisco and Silicon Valley metropolitan areas in the United States, the Amsterdam, Dublin, London and Paris markets in Europe and the Singapore, Sydney, Melbourne, Hong Kong markets in the Asia Pacific region. The types of properties within our focus include:

•	Corporate datacenters, which provide secure, continuously available environments for the storage and processing of critical electronic information. Data centers are used for disaster recovery purposes, transaction processing and to house corporate IT operations;

•	Internet gateway datacenters, which serve as hubs for Internet and data communications within and between major metropolitan areas; and

•	Technology manufacturing properties and regional or national offices of technology companies that are located in our target markets.

Unlike traditional office and flex/research and development space, the location of and improvements to our facilities are generally essential to our tenants’ businesses, which we believe results in high occupancy levels, long lease terms and low tenant turnover. In addition, many of our properties have tenant improvements that have been installed at our tenants’ expense. The tenant improvements in our facilities are generally readily adaptable for use by similar tenants.

Digital Realty Trust, Inc. was incorporated in the state of Maryland on March 9, 2004. Digital Realty Trust, L.P. was organized in the state of Maryland on July 21, 2004. Our principal executive offices are located at Four

Embarcadero Center, Suite 3200, San Francisco, California 94111. Our telephone number at that location is (415) 738-6500. Our website is located at www.digitalrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the United States Securities and Exchange Commission, or the SEC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors incorporated by reference to the company’s and the operating partnership’s most recent combined Annual Report on Form 10-K, and the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. Please also refer to the section below entitled “Forward-Looking Statements.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. You can inspect reports and other information that Digital Realty Trust, Inc. files at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, we maintain a website that contains information about us at http://www.digitalrealty.com. The information found on, or otherwise accessible through, this website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, this registration statement, under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities registered hereby. This prospectus and any accompanying prospectus supplement do not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the securities registered hereby, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined at the SEC’s public reference room. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. This registration statement is also available to you on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

•	the combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2014;

•	the Definitive Proxy Statement on Schedule 14A of Digital Realty Trust, Inc. filed with the SEC on April 1, 2015 (solely to the extent specifically incorporated by reference into the combined Annual Report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. for the year ended December 31, 2014);

•	the combined Current Reports on Form 8-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. filed with the SEC on February 19, 2015, March 19, 2015 and April 16, 2015;

•	the description of Digital Realty Trust, Inc.’s common stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on October 28, 2004 (file number 001-32336), including any amendment or reports filed for the purpose of updating this description;

•	the description of Digital Realty Trust, Inc.’s Series E Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on September 12, 2011 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of Digital Realty Trust, Inc.’s Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on March 30, 2012 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of Digital Realty Trust, Inc.’s Series G Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on April 4, 2013 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description;

•	the description of Digital Realty Trust, Inc.’s Series H Cumulative Redeemable Preferred Stock, par value $0.01 per share, contained in Digital Realty Trust, Inc.’s Registration Statement on Form 8-A filed on March 21, 2014 (file number 001-32336), including any amendments or reports filed for the purpose of updating this description; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the underlying securities (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, California 94111.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains “forward-looking statements” within the meaning of the federal securities laws. Also, documents we subsequently file with the SEC and incorporate by reference will contain forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of our statements regarding anticipated market conditions, demographics and results of operations are forward-looking statements.

Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described or that they will happen at all. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	the impact of current global economic, credit and market conditions;

•	current local economic conditions in our geographic markets;

•	decreases in information technology spending, including as a result of economic slowdowns or recession;

•	adverse economic or real estate developments in our industry or the industry sectors that we sell to (including risks relating to decreasing real estate valuations and impairment charges);

•	our dependence upon significant tenants;

•	bankruptcy or insolvency of a major tenant or a significant number of smaller tenants;

•	defaults on or non-renewal of leases by tenants;

•	our failure to obtain necessary debt and equity financing;

•	risks associated with using debt to fund our business activities, including re-financing and interest rate risks, our failure to repay debt when due, adverse changes in our credit ratings or our breach of covenants or other terms contained in our loan facilities and agreements;

•	financial market fluctuations;

•	changes in foreign currency exchange rates;

•	our inability to manage our growth effectively;

•	difficulty acquiring or operating properties in foreign jurisdictions;

•	our failure to successfully integrate and operate acquired or developed properties or businesses;

•	risks related to joint venture investments, including as a result of our lack of control of such investments;

•	delays or unexpected costs in development of properties;

•	decreased rental rates, increased operating costs or increased vacancy rates;

•	increased competition or available supply of data center space;

•	our inability to successfully develop and lease new properties and development space;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our inability to acquire off-market properties;

•	our inability to comply with the rules and regulations applicable to reporting companies;

•	Digital Realty Trust, Inc.’s failure to maintain its status as a REIT for U.S. federal income tax purposes;

•	possible adverse changes to tax laws;

•	restrictions on our ability to engage in certain business activities;

•	environmental uncertainties and risks related to natural disasters;

•	losses in excess of our insurance coverage;

•	changes in foreign laws and regulations, including those related to taxation and real estate ownership and operation; and

•	changes in local, state and federal regulatory requirements, including changes in real estate and zoning laws and increases in real property tax rates.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors,” including the risks incorporated therein, from Digital Realty Trust, Inc.’s and Digital Realty Trust, L.P.’s most recent combined Annual Report on Form 10-K, as updated by our subsequent filings, including filings we make after the date of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, Digital Realty Trust, Inc. intends to contribute the net proceeds from any sale of common stock, preferred stock, depositary shares or warrants pursuant to this prospectus to our operating partnership. Unless otherwise indicated in the applicable prospectus supplement, our operating partnership intends to use such net proceeds received from Digital Realty Trust, Inc. and any net proceeds from any sale of debt securities pursuant to this prospectus to acquire additional properties, to fund development and redevelopment opportunities and for general working capital purposes, including potentially for the repurchase, redemption or retirement of outstanding debt or equity securities.

Pending application of cash proceeds, our operating partnership may use the net proceeds to temporarily reduce borrowings under our global revolving credit facility or we may invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities which are consistent with Digital Realty Trust, Inc.’s intention to qualify as a REIT for U.S. federal income tax purposes.

We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

Our ratios of earnings to fixed charges and earnings to fixed charges and preferred dividends for the periods indicated are as follows:

Digital Realty Trust, Inc.

	Year ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.84	2.31	2.07	1.85	1.64
Ratio of earnings to fixed charges and preferred stock dividends	1.40	1.94	1.71	1.61	1.31

Digital Realty Trust, Inc.’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Digital Realty Trust, Inc.’s ratios of earnings to fixed charges and preferred dividends are computed by dividing earnings by the sum of fixed charges and preferred dividends. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred stock dividends” consist of the amount of pre-tax earnings required to pay dividends on Digital Realty Trust, Inc.’s series A preferred stock (which was redeemed on August 24, 2010), series B preferred stock (which was redeemed on December 10, 2010), series C preferred stock (which was converted to common stock of Digital Realty Trust, Inc. on April 17, 2012), series D preferred stock (which was converted to common stock on February 26, 2013), series E preferred stock, series F preferred stock, series G preferred stock and series H preferred stock.

Digital Realty Trust, L.P.

	Year ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.84	2.31	2.07	1.85	1.64
Ratio of earnings to fixed charges and preferred unit distributions	1.40	1.94	1.71	1.61	1.31

Digital Realty Trust, L.P.’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. Digital Realty Trust, L.P.’s ratios of earnings to fixed charges and preferred unit distributions are computed by dividing earnings by the sum of fixed charges and preferred unit distributions. For this purpose, “earnings” consist of income from continuing operations before noncontrolling interests and fixed charges. “Fixed charges” consist of interest expense, capitalized interest and amortization of deferred financing fees, whether expensed or capitalized, and interest within rental expense. “Preferred unit distributions” consist of the amount of pre-tax earnings required to pay distributions on Digital Realty Trust, L.P.’s series A preferred units (which were redeemed on August 24, 2010), series B preferred units (which were redeemed on December 10, 2010), series C preferred units (which were converted to common units of Digital Realty Trust, L.P. on April 17, 2012), series D preferred units (which were converted to common units on February 26, 2013), series E preferred units, series F preferred units, series G preferred units and series H preferred units.

GENERAL DESCRIPTION OF SECURITIES

We or any selling securityholders named in a prospectus supplement directly or through agents, dealers or underwriters designated from time to time, may from time to time offer, issue and sell, together or separately, under this prospectus one or more of the following categories of securities:

•	shares of common stock of Digital Realty Trust, Inc., par value $0.01 per share;

•	shares of preferred stock of Digital Realty Trust, Inc., par value $0.01 per share;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of Digital Realty Trust, Inc. of a specified series and represented by depositary receipts;

•	warrants to purchase shares of common stock, preferred stock or depositary shares of Digital Realty Trust, Inc.; or

•	debt securities of Digital Realty Trust, L.P., which may be fully and unconditionally guaranteed by Digital Realty Trust, Inc.

We may issue Digital Realty Trust, L.P.’s debt securities, and related guarantees thereof by Digital Realty Trust, Inc., as exchangeable for and/or convertible into shares of Digital Realty Trust, Inc.’s common stock, preferred stock and/or other securities and related guarantees. Digital Realty Trust, Inc.’s preferred stock may also be exchangeable for and/or convertible into shares of its common stock, another series of its preferred stock, or its other securities. Digital Realty Trust, L.P.’s debt securities and related guarantees by Digital Realty Trust, Inc., and Digital Realty Trust, Inc.’s preferred stock, common stock, depositary shares and warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

For purposes of the sections below entitled “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares,” “Description of Warrants,” and “Description of Debt Securities and Related Guarantees” references to “the company,” and “our company” refer only to Digital Realty Trust, Inc. and not to Digital Realty Trust, L.P. or its other subsidiaries.

DESCRIPTION OF COMMON STOCK

The following description of Digital Realty Trust, Inc.’s common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate and will apply to the common stock offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The description of Digital Realty Trust, Inc.’s common stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Digital Realty Trust, Inc.’s charter and bylaws.

General. The company’s charter provides that it may issue up to 215 million shares of its common stock, par value $0.01 per share, or the common stock. As of April 16, 2015, 135,792,773 shares of the common stock were issued and outstanding, excluding:

•	4,854,557 shares available for future issuance under our incentive award plan;

•	72,932 shares underlying options granted under our incentive award plan;

•	1,210,789 shares issuable upon redemption of outstanding vested long-term incentive units (including class C units) issued under our incentive award plan;

•	160,964 shares issuable upon redemption of outstanding unvested long-term incentive units issued under our incentive award plan;

•	1,425,314 shares issuable upon redemption of outstanding common units;

•	1,019,952 shares potentially issuable upon redemption of outstanding unvested class D units;

•	320,471 shares potentially issuable upon achievement of a market condition for unvested market performance-based restricted stock units; and

•	A maximum of 9,634,700 , 4,995,390, 7,512,000 and 14,062,720 shares of common stock are potentially issuable upon conversion of the company’s series E preferred stock, series F preferred stock, series G preferred stock and series H preferred stock, respectively, in each case upon the occurrence of specified change in control transactions as described in “Description of Preferred Stock” below.

All outstanding shares of the common stock are duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the company’s charter regarding the restrictions on transfer of stock, holders of shares of the common stock are entitled to receive dividends on such stock if, as and when authorized by the company’s board of directors out of assets legally available therefor and declared by the company and to share ratably in the assets of the company legally available for distribution to the company’s stockholders in the event of the company’s liquidation, dissolution or winding up after payment or establishment of reserves for all known debts and liabilities of the company.

Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock and except as may be otherwise specified therein with respect to any class or series of common stock, each outstanding share of the common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of the company’s board of directors, which means that the holders of a majority of the outstanding shares of the common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of the common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of the company and generally have no appraisal rights unless the company’s board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the company’s charter regarding the restrictions on transfer of stock, shares of the common stock will have equal dividend, liquidation and other rights.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the action is approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments relating to the removal of directors, the company’s charter provides that these actions may be taken if declared advisable by a majority of the company’s board of directors and approved by the vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, operating assets may be held by a corporation’s subsidiaries, as in the company’s situation, and these subsidiaries may be able to transfer all or substantially all of such assets without a vote of the parent corporation’s stockholders.

The company’s charter authorizes its board of directors to reclassify any unissued shares of the common stock into other classes or series of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Power to Increase Authorized Stock and Issue Additional Shares of the Common Stock. The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase or decrease the number of authorized shares of common stock, to issue additional authorized but unissued shares of the common stock and to classify or reclassify unissued shares of the common stock into other classes or series of stock and thereafter to cause the company to issue such classified or reclassified shares of stock. The company believes these powers provide it with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. Subject to the limited rights of holders of the company’s series E preferred stock, series F preferred stock, series G preferred stock and series H preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer. To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, the company has adopted certain restrictions relating to the ownership and transfer of the common stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF PREFERRED STOCK

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants the company issues. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

General. The company’s charter provides that it may issue up to 70 million shares of preferred stock, $0.01 par value per share, or preferred stock. The company’s charter authorizes its board of directors to amend its charter from time to time without stockholder approval to increase the number of authorized shares of preferred stock. As of April 16, 2015, 11,500,000 shares of the company’s series E preferred stock, 7,300,000 shares of the company’s series F preferred stock, 10,000,000 shares of the company’s series G preferred stock and 14,600,000 shares of the company’s series H preferred stock were issued and outstanding. No other shares of the company’s preferred stock are currently outstanding.

The company’s charter authorizes its board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series into other classes or series of stock. Prior to issuance of shares of each class or series, the company’s board of directors is required by the MGCL and the company’s charter to set, subject to the provisions of the company’s charter regarding the restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the company’s board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of the company that might involve a premium price for holders of the common stock or otherwise be in their best interest.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A prospectus supplement, relating to each class or series, will describe the terms of the preferred stock, including, where applicable, the following:

(i) the title and stated value of such preferred stock;

(ii) the number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;

(iii) the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;

(iv) whether such preferred stock is cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;

(v) the provision for a sinking fund, if any, for such preferred stock;

(vi) the provision for redemption, if applicable, of such preferred stock;

(vii) any listing of such preferred stock on any securities exchange;

(viii) preemptive rights, if any;

(ix) the terms and conditions, if applicable, upon which such preferred stock will be converted into the common stock, including the conversion price (or manner of calculation thereof);

(x) a discussion of additional material United States federal income tax consequences, if any, applicable to an investment in such preferred stock;

(xi) any limitations on actual and constructive ownership and restrictions on transfer;

(xii) the relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

(xiii) any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the company;

(xiv) any voting rights of such preferred stock; and

(xv) any other specific terms, preferences, rights, limitations or restrictions of such preferred stock.

Rank. Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the company, rank: (i) senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the preferred stock; (ii) on parity with any class or series of the company’s stock expressly designated as ranking on parity with the preferred stock; and (iii) junior to any other class or series of the company’s stock expressly designated as ranking senior to the preferred stock.

Conversion Rights. The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into the common stock will be described in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of the common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase Authorized Stock and Issue Additional Shares of Preferred Stock. The company’s board of directors has the power to amend the company’s charter from time to time without stockholder approval to increase the number of authorized shares of preferred stock, to issue additional authorized but unissued shares of the company’s preferred stock and to classify or reclassify unissued shares of the company’s preferred stock into other classes or series of stock and thereafter to cause us to issue such classified or reclassified shares of stock. Subject to the limited rights of holders of the company’s series E preferred stock, series F preferred stock, series G preferred stock and series H preferred stock and each other parity class or series of preferred stock, voting together as a single class, to approve certain issuances of senior classes or series of stock, the additional classes or series will be available for issuance without further action by the company’s stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although the company’s board of directors does not intend to do so, it could authorize the company to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for the company’s stockholders or otherwise be in their best interest.

Restrictions on Ownership and Transfer. To assist the company in complying with certain U.S. federal income tax requirements applicable to REITs, the company has adopted certain restrictions relating to the ownership and transfer of the company’s series E preferred stock, series F preferred stock, series G preferred stock and series H preferred stock. The company expects to adopt similar restrictions with respect to any class or series offered pursuant to this prospectus under the articles supplementary for each such class or series. The applicable prospectus supplement will specify any additional ownership limitation relating to such class or series. See “Restrictions on Ownership and Transfer.”

7.000% Series E Cumulative Redeemable Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series E preferred stock as a series of the company’s preferred stock, designated as the 7.000% Series E Cumulative Redeemable Preferred Stock. The series E preferred stock is validly issued, fully paid and nonassessable.

The series E preferred stock is currently listed on the NYSE as “DLR Pr E”.

Ranking. The series E preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series E preferred stock;

•	on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series E preferred stock, including the company’s series F preferred stock, series G preferred stock and series H preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series E preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series E preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing December 30, 2011, at the rate of 7.000% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.75 per share). Dividends on the series E preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series E preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series E preferred stock as to liquidation rights. The rights of holders of series E preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series E preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series E preferred stock prior to September 15, 2016, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after September 15, 2016, the series E preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series E preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series E preferred stock may be redeemed unless all outstanding shares of series E preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series E preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series E preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series E preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series E preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex Equities, or the NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption. The series E preferred stock has no stated maturity date and the company is not required to redeem the series E preferred stock at any time. Accordingly, the series E preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series E preferred stock have a conversion right, such holders decide to convert the series E preferred stock into the company’s common stock. The series E preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series E preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series E preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series E preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series E preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series E preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series E preferred stock and all other shares of any class or series ranking on parity with the series E preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series E preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series E preferred stock) to convert some or all of the series E preferred stock held by such holder on the date the series of E preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series E preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series E preferred stock dividend payment and prior to the corresponding series E preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.8378 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series E preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series E preferred stock will not have any right to convert the series E preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series E preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series E preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series E preferred stock is American Stock Transfer & Trust Company, LLC.

6.625% Series F Cumulative Redeemable Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series F preferred stock as a series of the company’s preferred stock, designated as the 6.625% Series F Cumulative Redeemable Preferred Stock. The series F preferred stock is validly issued, fully paid and nonassessable.

The series F preferred stock is currently listed on the NYSE as “DLR Pr F”.

Ranking. The series F preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series F preferred stock;

•	on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series F preferred stock, including the company’s series E preferred stock, series G preferred stock and series H preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series F preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series F preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing July 2, 2012, at the rate of 6.625% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.65625 per share). Dividends on the series F preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series F preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series F preferred stock as to liquidation rights. The rights of holders of series F preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series F preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series F preferred stock prior to April 5, 2017, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after April 5, 2017, the series F preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series F preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series F preferred stock may be redeemed unless all outstanding shares of series F preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series F preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series F preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series F preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series F preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption. The series F preferred stock has no stated maturity date and the company is not required to redeem the series F preferred stock at any time. Accordingly, the series F preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series F preferred stock have a conversion right, such holders decide to convert the series F preferred stock into the company’s common stock. The series F preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series F preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series F preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series F preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series F preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series F preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series F preferred stock and all other shares of any class or series ranking on parity with the series F preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series F preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series F preferred stock) to convert some or all of the series F preferred stock held by such holder on the date the series of F preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series F preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series F preferred stock dividend payment and prior to the corresponding series F preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.6843 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series F preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series F preferred stock will not have any right to convert the series F preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series F preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series F preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series F preferred stock is American Stock Transfer & Trust Company, LLC.

5.875% Series G Cumulative Redeemable Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series G preferred stock as a series of the company’s preferred stock, designated as the 5.875% Series G Cumulative Redeemable Preferred Stock. The series G preferred stock is validly issued, fully paid and nonassessable.

The series G preferred stock is currently listed on the NYSE as “DLR Pr G”.

Ranking. The series G preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series G preferred stock;

•	on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series G preferred stock, including the company’s series E preferred stock, series F preferred stock and series H preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series G preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series G preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing June 28, 2013, at the rate of 5.875% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.46875 per share). Dividends on the series G preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series G preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series G preferred stock as to liquidation rights. The rights of holders of series G preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series G preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series G preferred stock prior to April 9, 2018, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after April 9, 2018, the series G preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series G preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series G preferred stock may be redeemed unless all outstanding shares of series G preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series G preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series G preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series g preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series G preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption. The series G preferred stock has no stated maturity date and the company is not required to redeem the series G preferred stock at any time. Accordingly, the series G preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series G preferred stock have a conversion right, such holders decide to convert the series G preferred stock into the company’s common stock. The series G preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series G preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series G preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series G preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series G preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series G preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series G preferred stock and all other shares of any class or series ranking on parity with the series G preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series G preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series G preferred stock) to convert some or all of the series G preferred stock held by such holder on the date the series of G preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series G preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series G preferred stock dividend payment and prior to the corresponding series G preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.7532 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series G preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series G preferred stock will not have any right to convert the series G preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series G preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series G preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series G preferred stock is American Stock Transfer & Trust Company, LLC.

7.375% Series H Cumulative Redeemable Preferred Stock

General. The company’s board of directors and a duly authorized committee thereof approved articles supplementary, a copy of which has been previously filed with the SEC and which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, creating the series H preferred stock as a series of the company’s preferred stock, designated as the 7.375% Series H Cumulative Redeemable Preferred Stock. The series H preferred stock is validly issued, fully paid and nonassessable.

The series H preferred stock is currently listed on the NYSE as “DLR Pr H”.

Ranking. The series H preferred stock ranks, with respect to dividend rights and rights upon the company’s liquidation, dissolution or winding-up:

•	senior to all classes or series of the common stock, and to any other class or series of the company’s stock expressly designated as ranking junior to the series H preferred stock;

•	on parity with any class or series of the company’s stock expressly designated as ranking on parity with the series H preferred stock, including the company’s series E preferred stock, series F preferred stock and series G preferred stock; and

•	junior to any other class or series of the company’s stock expressly designated as ranking senior to the series H preferred stock.

Dividend Rate and Payment Date. Investors are entitled to receive cumulative cash dividends on the series H preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, commencing June 30, 2014, at the rate of 7.375% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.84375 per share). Dividends on the series H preferred stock will accrue whether or not the company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference. If the company liquidates, dissolves or winds up, holders of the series H preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series H preferred stock as to liquidation rights. The rights of holders of series H preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of the company’s stock ranking on parity with the series H preferred stock as to liquidation.

Optional Redemption. The company may not redeem the series H preferred stock prior to March 26, 2019, except in limited circumstances to preserve the company’s status as a REIT and pursuant to the special optional redemption right described below. On and after March 26, 2019, the series H preferred stock will be redeemable at the company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series H preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart by the company, no shares of series H preferred stock may be redeemed unless all outstanding shares of series H preferred stock are simultaneously redeemed; provided, that the foregoing restriction does not prevent the company from taking action necessary to preserve the company’s status as a REIT. Any partial redemption will be on a pro rata basis.

Special Optional Redemption. Upon the occurrence of a Change of Control (as defined below), the company may, at its option, redeem the series H preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the company exercises any of its redemption rights relating to the series H preferred stock (whether its optional redemption right or its special optional redemption right), the holders of series H preferred stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the series H preferred stock, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the company entitling that person to exercise more than 50% of the total voting power of all stock of the company entitled to vote generally in the election of the company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet point above, neither the company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

No Maturity, Sinking Fund or Mandatory Redemption. The series H preferred stock has no stated maturity date and the company is not required to redeem the series H preferred stock at any time. Accordingly, the series H preferred stock will remain outstanding indefinitely, unless the company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series H preferred stock have a conversion right, such holders decide to convert the series H preferred stock into the company’s common stock. The series H preferred stock is not subject to any sinking fund.

Voting Rights. Holders of series H preferred stock generally have no voting rights. However, if the company is in arrears on dividends on the series H preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series H preferred stock (voting together as a class with the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote at a special meeting called upon the written request of at least 10% of such holders or at the company’s next annual meeting and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the company’s board of directors until all unpaid dividends with respect to the series H preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the company may not make certain material and adverse changes to the terms of the series H preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series H preferred stock and all other shares of any class or series ranking on parity with the series H preferred stock that are entitled to similar voting rights (voting together as a single class).

Conversion. Upon the occurrence of a Change of Control, each holder of series H preferred stock will have the right (unless, prior to the Change of Control Conversion Date, the company has provided or provides notice of its election to redeem the series H preferred stock) to convert some or all of the series H preferred stock held by such holder on the date the series of H preferred stock is to be converted, which we refer to as the Change of Control Conversion Date, into a number of shares of the company’s common stock per share of series H preferred stock to be converted equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series H preferred stock dividend payment and prior to the corresponding series H preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	0.9632 (i.e., the Share Cap), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series H preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the company’s common stock is solely cash, the amount of cash consideration per share of the company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the company’s common stock is then traded, or (y) the average of the last quoted bid prices for the company’s common stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the company has provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series H preferred stock will not have any right to convert the series H preferred stock into shares of the company’s common stock in connection with the Change of Control and any shares of series H preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series H preferred stock is not convertible into or exchangeable for any other securities or property.

Transfer Agent and Registrar. The transfer agent and registrar for the company’s series H preferred stock is American Stock Transfer & Trust Company, LLC.

DESCRIPTION OF DEPOSITARY SHARES

The company may, at its option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among the company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus shall apply unless otherwise specified on a supplement to this prospectus. This summary, as modified by any supplement to this prospectus, does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement, the company’s charter and the form of articles supplementary for the applicable series of preferred stock.

Dividends. The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with the company) that it is not feasible to make such distribution, in which case the depositary may (with the company’s approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference. In the event of the liquidation, dissolution or winding up of the affairs of the company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption. If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever the company redeems any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from the company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting. Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and the company will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock. Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between the company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by the company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve the company’s status as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. The company will agree that if the deposit agreement is terminated to preserve the company’s status as a REIT, then it will use its best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of the company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of the company not so represented by depositary shares.

Charges of Depositary. The company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The company will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous. The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from the company which are delivered to the depositary and which the company is required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from the company which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor the company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor the company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and the company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from the company.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering to us notice of its election to do so, and the company may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

The company may issue warrants for the purchase of the common stock, preferred stock or depositary shares of Digital Realty Trust, Inc., and may issue warrants independently or together with common stock, preferred stock, depositary shares or debt securities or attached to or separate from such securities. The company will issue each series of warrants under a separate warrant agreement, and may appoint a bank or trust company as warrant agent, all as specified in the applicable prospectus supplement. Any warrant agent will act solely as the company’s agent in connection with the warrants and will not act for or on behalf of warrant holders.

The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants outstanding;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the provisions, if any, for changes to or adjustments in the exercise price;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights, as applicable, as to which holders of the shares of the common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock, shares of preferred stock, or depository shares, at such exercise price as shall, in each case, be set forth, or be determinable as set forth, in the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the company will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following is a description of the general terms and provisions of our operating partnership’s debt securities and related guarantees by Digital Realty Trust, Inc., if applicable. When our operating partnership offers to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees by Digital Realty Trust, Inc. and the terms, if any, on which a series of debt securities may be convertible into or exchangeable for other securities. We will also indicate in the prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The debt securities may be offered in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a prospectus supplement, the debt securities will be the direct, unsecured obligations of Digital Realty Trust, L.P., and will rank equally in right of payment with all of Digital Realty Trust, L.P.’s other unsecured and unsubordinated indebtedness. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee, or the trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed the form of the indenture as an exhibit to the registration statement, and you should read the indenture and our debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meaning specified in the indenture.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of the company’s board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement.

Unless otherwise specified in a prospectus supplement, the indenture will designate Wells Fargo Bank, National Association as the trustee for the indenture with respect to one or more series of our operating partnership’s debt securities and related guarantees of our company, if applicable. Wells Fargo Bank, National Association, or any other specified trustee, may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our operating partnership’s direct, unsecured obligations and will rank equally with all of its other unsecured and unsubordinated indebtedness, and may be fully and unconditionally guaranteed by the company. We can issue an unlimited amount of our operating partnership’s debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of such series of debt securities, to the extent applicable:

•	the title of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•	any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•	the date or dates on which the principal of the debt securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and premium, if any, and interest, if any, on the debt securities shall be payable and the method of such payment, if by wire transfer, mail or other means, and the place or places where debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us relating to debt securities and the indenture may be served;

•	if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at our option;

•	the obligation, if any, by us to redeem or purchase the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which, the currency or currencies in which and the other terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates, if any, on which and the price or prices at which the debt securities of the series will be repurchased by us at the option of the holders thereof and other detailed terms and provisions of such repurchase obligations;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities shall be issuable;

•	the forms of the debt securities of the series and whether the debt securities will be issuable as global securities;

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•	the currency of denomination of the debt securities of the series, which may be in U.S. dollars or any foreign currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and premium, if any, and interest, if any, on, the debt securities of the series will be made;

•	if payments of principal of, and premium, if any, and interest, if any, on, the debt securities of the series are to be made in one or more currencies or currency units other than that or those in which such debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•	the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	the provisions, if any, relating to any security provided for the debt securities of the series or the guarantees, if any, thereof;

•	any addition to, change in or deletion from the events of default that apply to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities of the series;

•	the depositaries, interest rate calculation agents, exchange rate calculation agents or other agents, if any, with respect to the debt securities of the series, if other than as described in this prospectus or the indenture;

•	the provisions, if any, relating to conversion of any debt securities of the series, including if applicable, the conversion price, the conversion period, the securities or other property into which such debt securities will be convertible, provisions as to whether conversion will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price and provisions affecting conversion if such debt securities are redeemed;

•	whether the debt securities of the series will be senior debt securities or subordinated debt securities and, if applicable, the subordination terms thereof;

•	whether the debt securities of the series are entitled to the benefits of a guarantee pursuant to the indenture, the terms of such guarantee and whether any such guarantee is made on a senior or subordinated basis and, if applicable, the subordination terms of any such guarantee;

•	a discussion of additional material United States federal income tax consequences, if any, applicable to an investment in such debt securities; and

•	any other terms of the debt securities of the series (which terms may supplement, modify or delete any provision of the indenture insofar as it applies to such series).

In addition, the indenture does not limit our operating partnership’s ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock, cash or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities of our operating partnership that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any such debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of our operating partnership’s debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and premium, if any, and interest, if any, on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we designate for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We will require the depositary to agree to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons who have accounts with the depositary for the related global debt security, which we refer to as participants, or persons who may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book- entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, and premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

Digital Realty Trust, L.P. and Digital Realty Trust, Inc. may consolidate with, or sell, lease or convey all or substantially all of their respective assets to, or merge with or into, any other entity, provided that the following conditions are met:

•	Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be, shall be the continuing entity, or the successor entity (if other than Digital Realty Trust, L.P. or Digital Realty Trust, Inc., as the case may be) formed by or resulting from any consolidation or merger or which shall have received the transfer of assets shall expressly assume payment of the principal of and interest on all of the debt securities and the due and punctual performance and observance of all of the covenants and conditions in the indenture;

•	immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and

•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period),

•	default in the payment of principal of or premium on any debt security of that series when due and payable,

•	default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice of such default from the trustee or we and the trustee receive written notice of such default from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture,

•	certain events of bankruptcy, insolvency or reorganization of our company, and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series, and

•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security,

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities,

•	reduce the principal amount of discount securities payable upon acceleration of maturity,

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration),

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security,

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments, or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. In such a case, we would remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof, or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of Digital Realty Trust, Inc.’s stock sets forth certain general terms and provisions of the company’s charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the company’s charter documents, as amended and supplemented from time to time, including any articles supplementary relating to any issuance of preferred stock pursuant to this prospectus. Copies of the company’s existing charter documents are filed with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Any amendment or supplement to the company’s charter documents relating to an issuance of securities pursuant to this prospectus shall be filed with the SEC and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information.”

In order for the company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The company’s charter contains restrictions on the ownership and transfer of the common stock, preferred stock and capital stock that are intended to assist the company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the company’s charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the common stock or of any series of preferred stock, or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “common stock ownership limit,” the “preferred stock ownership limit” and the “aggregate stock ownership limit,” respectively. A person or entity that becomes subject to one of the ownership limits by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of the common stock, any series of the company’s preferred stock, or the company’s capital stock, as applicable.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the common stock or any series of the company’s preferred stock or less than 9.8% of the value of the company’s outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, the company’s capital stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively more than 9.8% of the company’s outstanding common stock or a series of the company’s preferred stock or capital stock, as applicable, and thereby subject such stock to the applicable ownership limit.

The company’s board of directors may, in its sole discretion waive, prospectively or retroactively, the common stock ownership limit or aggregate stock ownership limit with respect to a particular stockholder if it:

•	determines that such waiver will not cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit and that any exemption from the applicable ownership limit will not jeopardize the company’s status as a REIT; and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of the company (or a tenant of any entity owned in whole or in part by the company) that would cause the company to own, actually or constructively, more than a 9.8% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause the company to fail to qualify as a REIT under the Code.

The company’s board of directors may also, in its sole discretion waive, prospectively or retroactively, the preferred stock ownership limit with respect to a particular stockholder if it determines that such waiver will not: (1) cause any individual’s beneficial ownership of shares of the company’s capital stock to violate the aggregate stock ownership limit, or (2) jeopardize the company’s status as a REIT.

As a condition of the company’s waiver, the company’s board of directors may require an opinion of counsel or IRS ruling satisfactory to the company’s board of directors, and/or representations or undertakings from the applicant with respect to preserving the company’s REIT status.

In connection with a waiver of an ownership limit or at any other time, the company’s board of directors may increase the applicable ownership limit for one or more persons and decrease the applicable ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in the common stock, any series of the company’s preferred stock or capital stock, as applicable, exceeds the decreased ownership limit until such time as such person or entity’s percentage ownership equals or falls below the decreased ownership limit; but any further acquisition of the company’s common, preferred or capital stock, as applicable, in excess of such percentage ownership will be in violation of the applicable ownership limit. Additionally, the new ownership limit, as applicable, may not allow five or fewer stockholders to beneficially own more than 49% in value of the company’s outstanding capital stock.

The company’s charter further prohibits:

•	any person from beneficially or constructively owning shares of the company’s stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause the company to fail to qualify as a REIT; and

•	any person from transferring shares of the company’s capital stock if such transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of the company’s stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to the company and provide the company with such other information as it may request in order to determine the effect of such transfer on the company’s status as a REIT. The foregoing provisions on transferability and ownership will not apply if the company’s board of directors determines that it is no longer in the company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to the company’s charter, if any purported transfer of the company’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit as established by the company’s board of directors or would result in the company being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares in excess of the applicable ownership limit or causing us to be “closely held” or otherwise to fail to qualify as a REIT (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the company and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to the company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust, and the trustee may reduce the amount payable to the purported record transferee upon the sale of the shares transferred to the trustee (as described below) by the amount of any such dividends or other distributions which have not been repaid to the trustee. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limit or the company’s being “closely held” or otherwise failing to qualify as a REIT, then the company’s charter provides that the transfer of the shares in excess of the ownership limit will be void. If any transfer would result in shares of the company’s stock being beneficially owned by fewer than 100 persons, then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of the company’s stock transferred to the trustee are deemed offered for sale to the company, or the company’s designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of the company’s stock at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the market price on the date the company, or its designee, accepts such offer. The company may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. The company will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The company has the right to accept such offer until the trustee has sold the shares of the company’s stock held in the trust pursuant to the clauses discussed below. Upon a sale to the company, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.

If the company does not buy the shares, the trustee must, within 20 days of receiving notice from the company of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the common stock ownership limit or the preferred stock ownership limit, as applicable, and the aggregate stock ownership limit or such other limit as established by the company’s board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of the company’s stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported record transferee by the amount of dividends and distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee. Any net sales proceeds in excess of the amount payable to the purported record transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if prior to discovery by the company that shares of the company’s stock have been transferred to a trust, such shares of stock are sold by a purported record transferee, then such shares shall be deemed to have been sold on behalf of the trust and to the extent that the purported record transferee received an amount for or in respect of such shares that exceeds the amount that such purported record transferee was entitled to receive, such excess amount shall be paid to the trustee upon demand. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee will be designated by the company and will be unaffiliated with the company and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares in excess of the common stock ownership limit, the preferred stock ownership limit or the aggregate stock ownership limit by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by the company with respect to the shares in excess of the applicable ownership limit, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to the company’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if the company’s board of directors or other permitted designees determine in good faith that a proposed transfer would violate the restrictions on ownership and transfer of the company’s stock set forth in the company’s charter, the company’s board of directors or other permitted designees will take such action as it deems or they deem advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the company to redeem shares of common stock or preferred stock, refusing to give effect to the transfer on the company’s books or instituting proceedings to enjoin the transfer.

Any beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner must, on request, provide the company with a completed questionnaire containing the information regarding the ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of the company’s stock and any person or entity (including the stockholder of record) who is holding shares of the company’s stock for a beneficial owner or constructive owner shall, on request, be required to disclose to the company in writing such information as the company may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of the company’s stock on the company’s status as a REIT and to ensure compliance with the common stock ownership limit, the preferred stock ownership limit and the aggregate stock ownership limit, or as otherwise permitted by the company’s board of directors.

All certificates representing shares of the company’s common stock and preferred stock bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the company that might involve in a premium price for the company’s stock or otherwise be in the best interest of the company’s stockholders.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF DIGITAL REALTY TRUST, L.P.

The following is only a summary of certain terms and provisions of the Thirteenth Amended and Restated Agreement of Limited Partnership of Digital Realty Trust, L.P., as amended, which we refer to as the partnership agreement, and is subject to, and qualified in its entirety by, the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

Voting Rights

Under the partnership agreement, Digital Realty Trust, Inc., as the operating partnership’s sole general partner, exercises exclusive and complete responsibility and discretion in the operating partnership’s day-to-day management and control, can cause the operating partnership to enter into major transactions including acquisitions, dispositions and refinancings, subject to certain limited exceptions, and may not be removed as general partner by the limited partners. The limited partners do not have voting rights relating to the operating partnership’s operation and management, except in connection with matters, as described more fully below, involving amendments to the partnership agreement and transfers of the general partner’s interest.

The limited partners expressly acknowledged that Digital Realty Trust, Inc., as the operating partnership’s general partner, is acting for the benefit of the operating partnership, its limited partners and Digital Realty Trust, Inc.’s stockholders collectively. Neither Digital Realty Trust, Inc. nor its board of directors is under any obligation to give priority to the separate interests of the limited partners or Digital Realty Trust, Inc.’s stockholders in deciding whether to cause the operating partnership to take or decline to take any actions. If there is a conflict between the interests of Digital Realty Trust, Inc.’s stockholders on one hand and the operating partnership’s limited partners on the other, Digital Realty Trust, Inc. will endeavor in good faith to resolve the conflict in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners; provided, however, that for so long as Digital Realty Trust, Inc. owns a controlling interest in the operating partnership, any conflict that cannot be resolved in a manner not adverse to either Digital Realty Trust, Inc.’s stockholders or the operating partnership’s limited partners will be resolved in favor of Digital Realty Trust, Inc.’s stockholders. Digital Realty Trust, Inc. is not liable under the partnership agreement to the operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions; provided, that it has acted in good faith.

Transferability of Interests

Except in connection with a transaction described in “—Termination Transactions” below, Digital Realty Trust, Inc., as general partner, may not voluntarily withdraw from the operating partnership, or transfer or assign all or any portion of its interest in the operating partnership, without the consent of the holders of a majority of the limited partnership interests. Any transfer of units by the limited partners, except to immediate family members, to a trust for the benefit of a charitable beneficiary, to a lending institution as collateral for a bona fide loan or to an affiliate or member of such limited partner, will be subject to a right of first refusal by Digital Realty Trust, Inc. All transfers must be made only to “accredited investors” as defined under Rule 501 of the Securities Act.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by Digital Realty Trust, Inc., as general partner, or by limited partners owning at least 25% of the units held by limited partners.

Generally, the partnership agreement may not be amended, modified or terminated without the approval of limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner) holding a majority of all outstanding units held by limited partners.

As general partner, Digital Realty Trust, Inc. has the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to Digital Realty Trust, Inc.’s obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the partnership agreement;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	satisfy any requirements, conditions or guidelines of federal or state law;

•	reflect changes that are reasonably necessary for Digital Realty Trust, Inc., as general partner, to maintain its status as a REIT; or

•	modify the manner in which capital accounts are computed.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses, adversely alter or modify the redemption rights or alter the protections of the limited partners in connection with termination transactions described below must be approved by each limited partner that would be adversely affected by such amendment.

In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by Digital Realty Trust, Inc. as general partner), Digital Realty Trust, Inc., as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement;

•	perform any act that would subject a limited partner to liability as a general partner in any jurisdiction or any liability not contemplated in the partnership agreement;

•	enter into any contract, mortgage loan or other agreement that prohibits or restricts, or has the effect of prohibiting or restricting, the ability of a limited partner to exercise its redemption/exchange rights explained below;

•	enter into or conduct any business other than in connection with its role as the operating partnership’s general partner and its operation as a REIT;

•	acquire an interest in real or personal property other than through the operating partnership;

•	withdraw from the operating partnership or transfer any portion of its general partnership interest; or

•	be relieved of its obligations under the partnership agreement following any permitted transfer of its general partnership interest.

Distributions to Unitholders

The partnership agreement provides that holders of common units are entitled to receive quarterly distributions of available cash on a pro rata basis in accordance with their respective percentage interests. Digital Realty Trust, Inc., as the sole holder of the operating partnership’s series E preferred units, series F preferred units, series G preferred units and series H preferred units, receives distributions from the operating partnership with respect to such preferred units in order to make the distributions to series E preferred stockholders, series F preferred stockholders, series G preferred stockholders and series H preferred stockholders of Digital Realty Trust, Inc.

Redemption/Exchange Rights

Limited partners have the right to require the operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of Digital Realty Trust, Inc. common stock at the time of the redemption. Alternatively, Digital Realty Trust, Inc. may elect to acquire those units in exchange for shares of Digital Realty Trust, Inc. common stock. Digital Realty Trust, Inc.’s acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuances of stock rights, specified extraordinary distributions and similar events. Digital Realty Trust, Inc. presently anticipates that it will elect to issue shares of its common stock in exchange for units in connection with each redemption request, rather than having the operating partnership redeem the units for cash. With each redemption or exchange, Digital Realty Trust, Inc.’s percentage ownership interest in the operating partnership increases. Limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of Digital Realty Trust, Inc. common stock being issued, any person’s actual or constructive stock ownership would exceed Digital Realty Trust, Inc.’s ownership limits, or any other limit as provided in its charter or as otherwise determined by its board of directors.

In addition, if the number of units delivered by a limited partner for redemption would, if exchanged for common stock, exceed 9.8% of Digital Realty Trust, Inc.’s outstanding common stock and $50.0 million in gross value (based on a unit value equal to the trailing ten-day daily price of Digital Realty Trust, Inc. common stock) and Digital Realty Trust, Inc. is eligible to file a registration statement on Form S-3 under the Securities Act, then it may also elect to redeem the units with the proceeds from a public offering or private placement of its common stock. In the event it elects this option, Digital Realty Trust, Inc. may require the other limited partners also to elect whether or not to participate. If it does so, any limited partner who does not elect to participate will not be permitted to redeem units for the subsequent 12 months, subject to limited exceptions. Participating limited partners will receive on the redemption date the lesser of the cash the operating partnership would otherwise be required to pay for such units or the net proceeds per share in the public offering, but will have a limited opportunity to withdraw their units from the redemption immediately prior to the pricing of the public offering. Except as described above, a limited partner is not entitled to redeem common units, either for cash or shares of Digital Realty Trust, Inc. common stock, if exchanging the common units for shares of Digital Realty Trust, Inc. common stock would violate the ownership limits set forth in Digital Realty Trust, Inc.’s charter.

Issuance of Additional Common Units, Preferred Units, Common Stock, Preferred Stock or Convertible Securities

As the operating partnership’s sole general partner, Digital Realty Trust, Inc. has the ability to cause the operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, Digital Realty Trust, Inc. may issue additional shares of its common stock or convertible securities, but only if it causes the operating partnership to issue to it partnership interests or rights, options, warrants or convertible or exchangeable securities of the operating partnership having designations, preferences and other rights, so that the economic interests of the operating partnership’s interests issued are substantially similar to the economic interests of the securities that Digital Realty Trust, Inc. has issued.

Tax Matters

Digital Realty Trust, Inc. is the operating partnership’s tax matters partner and, as such, it has authority to make tax elections under the Code on the operating partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The operating partnership’s net income will generally be allocated to Digital Realty Trust, Inc. to the extent of the accrued preferred return on its preferred units, and then to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective percentage interests in the common units issued by the operating partnership. Net loss will generally be allocated to Digital Realty Trust, Inc., as general partner, and the limited partners in accordance with the respective common percentage interests in the operating partnership until the limited partner’s capital is reduced to zero and any remaining net loss would be allocated to Digital Realty Trust, Inc. However, in some cases, losses may be disproportionately allocated to partners who have guaranteed our debt. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury Regulations.

In addition, Digital Realty Trust, Inc. may from time to time issue long-term incentive units, which are also referred to as profits interest units, to persons who provide services to the company for such consideration or for no consideration as it may determine to be appropriate, and admit such persons as limited partners. The long-term incentive units are similar to the operating partnership’s common units in many respects and rank pari passu with the operating partnership’s common units as to the payment of regular and special periodic or other distributions except liquidating distributions. The long-term incentive units may be subject to vesting requirements. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the operating partnership at any time, and thereafter enjoy all the rights of common units of the operating partnership, including redemption rights.

In order to achieve full parity with common units, long-term incentive units must be fully vested and the holder’s capital account balance in respect of such long-term incentive units must be equal to the capital account balance of a holder of an equivalent number of common units. The capital account balance attributable to each common unit is generally expected to be the same, in part because of the amount credited to a partner’s capital account upon their contribution of property to the operating partnership, and in part because the partnership agreement provides, in most cases, that allocations of income, gain, loss and deduction (which will adjust the partners’ capital accounts) are to be made to the common units on a proportionate basis. As a result, with respect to a number of long-term incentive units, it is possible to determine the capital account balance of an equivalent number of common units by multiplying the number of long-term incentive units by the capital account balance with respect to a common unit.

A partner’s initial capital account balance is equal to the amount the partner paid (or contributed to the operating partnership) for its units and is subject to subsequent adjustments, including with respect to the partner’s share of income, gain or loss of the operating partnership. Because a holder of long-term incentive units generally will not pay for the long-term incentive units, the initial capital account balance attributable to such long-term incentive units will be zero. However, the operating partnership is required to allocate income, gain, loss and deduction to the partners’ capital accounts in accordance with the terms of the partnership agreement, subject to applicable Treasury Regulations. The partnership agreement provides that holders of long-term incentive units will receive special allocations of gain in the event of a sale or “hypothetical sale” of assets of the operating partnership prior to the allocation of gain to Digital Realty Trust, Inc. or other limited partners with respect to their common units. The amount of such allocation will, to the extent of any such gain, be equal to the difference between the capital account balance of a holder of long-term incentive units attributable to such units and the capital account balance attributable to an equivalent number of common units. If and when such gain allocation is fully made, a holder of long-term incentive units will have achieved full parity with holders of common units. To the extent that, upon an actual sale or a “hypothetical sale” of the operating partnership’s assets as described above, there is not sufficient gain to allocate to a holder’s capital account with respect to long-term incentive units, or if such sale or “hypothetical sale” does not occur, such units will not achieve parity with common units.

The term “hypothetical sale” refers to circumstances that are not actual sales of the operating partnership’s assets but that require certain adjustments to the value of the operating partnership’s assets and the partners’ capital account balances. Specifically, the partnership agreement provides that, from time to time, in accordance with applicable Treasury Regulations, the operating partnership will adjust the value of its assets to equal their respective fair market values, and adjust the partners’ capital accounts, in accordance with the terms of the partnership agreement, as if the operating partnership sold its assets for an amount equal to their value. Times for making such adjustments generally include the liquidation of the operating partnership, the acquisition of an additional interest in the operating partnership by a new or existing partner in exchange for more than a de minimis capital contribution, the distribution by the operating partnership to a partner of more than a de minimis amount of partnership property as consideration for an interest in the operating partnership, in connection with the grant of an interest in the operating partnership (other than a de minimis interest) as consideration for the performance of services to or for the benefit of the operating partnership (including the grant of a long-term incentive unit), the issuance by the operating partnership of certain noncompensatory option, the acquisition of a partnership interest upon the exercise of a noncompensatory option and at such other times as may be desirable or required to comply with the Treasury Regulations.

We may also from time to time issue class C profits interest units, or class C units, or class D profits interest units, or class D units, to persons who provide services to us for such consideration or for no consideration as we may determine to be appropriate. If all applicable performance and other vesting conditions are satisfied with respect to a class C unit or a class D unit, the class C unit or class D unit, as applicable, will be treated in the same manner as the long-term incentive units issued by us. Class C units and class D units are not entitled to quarterly distributions prior to the satisfaction of all applicable performance conditions. In addition, we may issue class D units that are not performance vested, which generally receive quarterly per-unit distributions equal to ten percent of the distributions made with respect to an equivalent number of common units. Class C units and class D units, other than class D units that are not performance vested, are subject to the same conditions as other long-term incentive units with respect to achieving full parity with common units.

Operations

The partnership agreement provides that Digital Realty Trust, Inc., as general partner, will determine in its discretion and distribute available cash on a quarterly basis, pro rata in accordance with the partners’ percentage interests. Available cash is our net operating cash flow plus the reduction of any reserves and minus principal payment on debt and capital expenditures, investments in any entity, and increase in reserves or working capital accounts and any amounts paid in redemption of limited partner interests.

The partnership agreement provides that the operating partnership will assume and pay when due, or reimburse Digital Realty Trust, Inc. for payment of all costs and expenses relating to the operating partnership’s operations, or for the operating partnership’s benefit.

Termination Transactions

The partnership agreement provides that Digital Realty Trust, Inc. may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification or any recapitalization or change in outstanding shares of its common stock, which we refer to as a termination transaction, unless in connection with a termination transaction:

(i)	it obtains the consent of the holders of at least 35% of the operating partnership’s common units and long-term incentive units (including units held by it), and

(ii)	either:

(A)	all limited partners will receive, or have the right to elect to receive, for each common unit an amount of cash, securities or other property equal to the product of:

•	the number of shares of Digital Realty Trust, Inc. common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of Digital Realty Trust, Inc. common stock in consideration of one share of Digital Realty Trust, Inc. common stock in connection with the termination transaction, provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of Digital Realty Trust, Inc. common stock, each holder of common units will receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such holder would have received had it exercised its redemption right and received shares of Digital Realty Trust, Inc. common stock in exchange for its common units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(B)	the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by the operating partnership or another limited partnership or limited liability company which is the surviving partnership of a merger, consolidation or combination of assets with the operating partnership;

•	the holders of common units and long-term incentive units own a percentage interest of the surviving partnership based on the relative fair market value of the operating partnership’s net assets and the other net assets of the surviving partnership immediately prior to the consummation of this transaction;

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership; and

•	the limited partners may exchange their interests in the surviving partnership for either the consideration available to the limited partners pursuant to paragraph (A) in this section, or the right to redeem their common units for cash on terms equivalent to those in effect with respect to their common units immediately prior to the consummation of the transaction, or, if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and Digital Realty Trust, Inc. common stock.

Term

The operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with the operating partnership’s terms or as otherwise provided by law.

Indemnification and Limitation of Liability

To the extent permitted by applicable law, the partnership agreement indemnifies Digital Realty Trust, Inc., as general partner, and its officers, directors, employees, agents and any other persons it may designate from and against any and all claims arising from operating partnership’s operations in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

Similarly, Digital Realty Trust, Inc., as the operating partnership’s general partner, and its officers, directors, agents or employees, are not liable or accountable to the operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as Digital Realty Trust, Inc. acted in good faith.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF THE CHARTER AND BYLAWS OF DIGITAL REALTY TRUST, INC.

The following summary of certain provisions of Maryland law and of Digital Realty Trust, Inc.’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the company’s charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Company’s Board of Directors

The company’s bylaws provide that the number of directors of the company may be established by the company’s board of directors but may not be fewer than the minimum number permitted under the MGCL or more than 15. Except as may be provided by the company’s board of directors in setting the terms of any class or series of stock, any vacancy may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

Each of the company’s directors is elected by the company’s common stockholders to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of the company’s common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of the common stock will be able to elect all of the company’s directors. Additionally, in the event that the company is in arrears on dividends on the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock for six or more quarterly periods, whether or not consecutive, holders of the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, as the case may be, voting as a single class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two additional directors to the company’s board for a limited time.

Removal of Directors

The company’s charter provides that a director may be removed only for cause (as defined in the company’s charter) and only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the company’s board of directors to fill vacant directorships, precludes stockholders from (1) removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any director elected to the company’s board by the holders of the company’s preferred stock may only be removed by a vote of preferred stockholders.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The company’s board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the company’s board of directors has by resolution opted out of the business combination provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any interested stockholder of the company. As a result, anyone who later becomes an interested stockholder may be able to enter into business combinations with the company that may not be in the best interest of the company’s stockholders without compliance by the company with the super-majority vote requirements and the other provisions of the statute. The company cannot assure you that its board of directors will not opt to be subject to such business combination provisions in the future.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the company’s board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of any meeting of stockholders at which the voting rights of such shares are considered and not approved or, if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The company’s bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the company’s stock. The company cannot provide you any assurance that its board of directors will not amend or eliminate this provision at any time in the future.

Subtitle 8

Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (1) a classified board of directors, (2) a two-thirds vote requirement for removing a director, (3) a requirement that the number of directors be fixed only by vote of the directors, (4) a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (5) a majority requirement for the calling of a special meeting of stockholders. Pursuant to Subtitle 8, the company has elected to provide that vacancies on its board of directors may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the company’s charter and bylaws unrelated to Subtitle 8, the company already requires a two-thirds vote for the removal of any director from the board of directors, vests in the board of directors the exclusive power to fix the number of directorships and requires, unless called by the executive chairman of the company’s board of directors, or the company’s president, chief executive officer or board of directors, the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may be properly considered at a meeting of stockholders to call a special meeting.

Amendments to the Company’s Charter and Bylaws

The company’s charter generally may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of an amendment that would materially and adversely affect the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, the consent of the holders of two-thirds of the outstanding shares of the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred is also required. However, the company’s charter’s provisions regarding removal of directors may be amended only if such amendment is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. The company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the company’s bylaws or to make new bylaws.

Transactions Outside the Ordinary Course of Business

The company may not merge with or into another company, convert to another entity, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless the transaction is declared advisable by the company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. In the case of any such transaction that would materially and adversely affect the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, the company will also require the consent of the holders of two-thirds of the outstanding shares of the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, as the case may be, voting as a single class with all other classes or series of preferred stock ranking on parity with respect to the payment of dividends and distribution of assets upon the company’s liquidation and upon which like voting rights have been conferred, provided, however, that if, upon the occurrence of such a transaction, series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, as the case may be, remains outstanding with materially unchanged terms, taking into account that the company may not be the surviving entity, then the transaction will not be deemed to materially and adversely affect the company’s series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock. Furthermore, the company will not require the consent of series E, series F, series G or series H preferred stockholders if, pursuant to such a transaction, series E, series F, series G or series H preferred stockholders receive the greater of the full trading price of the series E preferred stock, series F preferred stock, series G preferred stock or series H preferred stock, as the case may be, on the date of the transaction or the liquidation preference.

Dissolution of the Company

The dissolution of the company must be declared advisable by a majority of the company’s entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

The company’s bylaws provide that:

•	with respect to an annual meeting of stockholders, nominations of individuals for election to the company’s board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to the company’s notice of the meeting;

•	by or at the direction of the company’s board of directors; or

•	by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or any such other business and who has complied with the advance notice procedures set forth in the company’s bylaws.

•	with respect to special meetings of stockholders, only the business specified in the company’s notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to the company’s board of directors may be made only:

•	by or at the direction of the company’s board of directors; or

•	provided that the special meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting and in the election of each individual so nominated who has complied with the advance notice provisions set forth in the company’s bylaws.

The advance notice procedures of the company’s bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or proposals for an annual meeting must be delivered to the company’s corporate secretary at the company’s principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the company’s preceding year’s annual meeting. If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific time, on the later of the 120th day prior to the date of such annual meeting, as originally covened, or the tenth day following the day on which public announcement of the date of such meeting is first made.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Company’s Charter and Bylaws

The provisions of the company’s charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of the company that might involve a premium price for holders of the company’s common stock or otherwise be in their best interest. Likewise, if the company’s board of directors were to opt in to the business combination provisions of the MGCL or the provisions of Title 3, Subtitle 8 of the MGCL not already applicable to the company, or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Ownership Limit

The company’s charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of the company’s common stock or any series of preferred stock or more than 9.8% of the value of the company’s outstanding capital stock. The company refers to these restrictions as the “ownership limits.” For a fuller description of this restriction and the constructive ownership rules, see “Restrictions on Ownership and Transfer.”

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. The company’s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which the company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The company’s charter authorizes the company to obligate it and the company’s bylaws obligate it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of the company and at the company’s request, serves or has served at another corporation, REIT, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advance of expenses provided by the company’s charter and bylaws shall vest immediately upon election of a director or officer.

The company’s charter and bylaws also permit the company to indemnify and advance expenses to any person who served a predecessor of the company in any of the capacities described above and to any employee or agent of the company or a predecessor of the company.

The partnership agreement provides that the company, as general partner, and the company’s officers and directors are indemnified to the fullest extent permitted by law. See “Description of the Partnership Agreement of Digital Realty Trust, L.P.—Indemnification and Limitation of Liability.” The company has also entered into indemnification agreements with each of its executive officers and directors that obligate the company to indemnify them to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our company’s election to be taxed as a REIT and the acquisition, ownership or disposition of our capital stock or the operating partnership’s debt securities. Supplemental U.S. federal income tax considerations relevant to holders of the securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this discussion, references to “we,” “our” and “us” mean only Digital Realty Trust, Inc., and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended, or the Code;

•	current, temporary and proposed Treasury Regulations promulgated under the Code;

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service, or the IRS; and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any such change could apply retroactively to transactions preceding the date of the change. We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any federal tax laws other than federal income tax laws, associated with the acquisition, ownership or disposition of our capital stock or the operating partnership’s debt securities, or our election to be taxed as a REIT.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the acquisition, ownership or disposition of our capital stock or the operating partnership’s debt securities, including the federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for any potential tax consequences if we fail to qualify as a REIT.

The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and the holders of certain of its securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us to the effect that, commencing with our taxable year ending December 31, 2004, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code generally are excluded from the application of this built-in gains tax.

•	Tenth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries” described below, generally will be required to pay federal corporate income tax on their earnings.

•	Eleventh, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

•	Twelfth, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the stockholder in our capital stock.

•	Thirteenth, if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

Other countries may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. A description of the share ownership and transfer restrictions relating to our capital stock is contained in the discussion under the heading “Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our operating partnership and most of the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a

REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We currently own an interest in a number of taxable REIT subsidiaries and may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT for U.S. federal income tax purposes if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.”

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in any way on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•	We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal, general maintenance of common areas, interconnection services and certain basic server services that do not require logical access to our tenants’ equipment. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax advisors, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces meets these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income and thus will be exempt from the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and in the future we may invest in additional entities or properties located outside the United States. In addition, from time to time we may acquire additional properties outside of the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.

To the extent our taxable REIT subsidiaries pay dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, gross income test.

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. We do not intend to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

From time to time, our taxable REIT subsidiaries provide services to our tenants. We believe we have set, and we intend to set in the future, any fees paid to our taxable REIT subsidiaries for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property) and shares (or transferable certificates of beneficial interest) in other REITs, as well as any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date the REIT receives such proceeds.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor or securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 25% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership currently owns 100% of the stock of certain corporations that have elected, together with us, to be treated as our taxable REIT subsidiaries. So long as each of these companies qualifies as a taxable REIT subsidiary, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of their stock. We may acquire securities in other taxable REIT subsidiaries in the future. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 25% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through our operating partnership) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of increasing our interest in our operating partnership). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. However, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in our operating partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income”; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”

For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our “REIT taxable income” will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the ten-year period following our acquisition of such asset, as described above under “—General.”

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on the undistributed amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Failure to Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we believe have been and will continue to be treated as partnerships or disregarded entities for federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company.”

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships (or disregarded entities). For example, an entity that would otherwise be treated as a partnership for federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary partnership or limited liability company might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership and each of our other partnerships and limited liability companies have been and will continue to be treated as partnerships or disregarded entities for federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that items of operating income will be allocated to us to the extent of the accrued preferred return on our preferred units and then to the holders of common units in proportion to the number of common units held by each such unitholder. Items of operating loss will generally be allocated first to the holders of common units in proportion to the number of common units held, and then to us with respect to our preferred units. Certain limited partners may, from time to time, guarantee debt of our operating partnership, indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guaranties or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us. In addition, the partnership agreement further provides that holders of long-term incentive units, class C units and class D units may be entitled to receive special allocations of gain in the event of a sale or hypothetical sale of assets of our operating partnership prior to the allocation of gain to holders of common units. This special allocation of gain is intended to enable the holders of long-term incentive units, class C units and class D units to convert such units into common units.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. In addition, our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests generally carries over to the operating partnership, notwithstanding their different book (i.e., fair market) value (this difference is referred to as a book-tax difference). The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Federal Income Tax Considerations for Holders of Our Capital Stock and the Operating Partnership’s Debt Securities

The following summary describes the material U.S. federal income tax consequences to you of acquiring, owning and disposing of our capital stock or the operating partnership’s debt securities. This summary assumes you hold shares of our capital stock or the operating partnership’s debt securities as “capital assets” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances. In addition, except where specifically noted, this discussion does not address the tax consequences relevant to persons subject to special rules, including, without limitation:

•	banks, insurance companies, and other financial institutions;

•	tax-exempt organizations or governmental organizations;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	persons who hold or receive our capital stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to the alternative minimum tax;

•	regulated investment companies and REITs;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	broker, dealers or traders in securities;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our capital stock or the operating partnership’s debt securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our capital stock or the operating partnership’s debt securities under the constructive sale provisions of the Code; or

•	United States persons whose functional currency is not the U.S. dollar.

If you are considering acquiring our capital stock or the operating partnership’s debt securities, you should consult your tax advisor concerning the application of U.S. federal income tax laws to your particular situation as well as any consequences of the acquisition, ownership and disposition of our capital stock or the operating partnership’s debt securities arising under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

When we use the term “U.S. holder,” we mean a holder of shares of our capital stock or the operating partnership’s debt securities who, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation, including an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If you are an individual, corporation, estate or trust that holds shares of our capital stock or the operating partnership’s debt securities and you are not a U.S. holder, you are a “non-U.S. holder.”

If an entity treated as a partnership for U.S. federal income tax purposes holds shares of our capital stock or the operating partnership’s debt securities, the tax treatment of a partner in the partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding shares of our capital stock or the operating partnership’s debt securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Capital Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by the amount of the distribution, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on

December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock dividends, including dividends partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the dividend (i.e., the cash and the stock portion) as ordinary income (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any dividend payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the capital stock it received in connection with a taxable stock dividend in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the dividend, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such dividend income. A U.S. holder that receives capital stock pursuant to a distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long term capital gains which are to be included in our stockholders’ long term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our capital stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock. Except as described below under “Redemption or Repurchase by Us,” if a U.S. holder sells or disposes of shares of our capital stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares of our capital stock for tax purposes. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “—Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete termination” of the U.S. holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. holder’s adjusted basis in the redeemed or repurchased shares of the stock for tax purposes generally will be transferred to its remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our capital stock is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” is generally 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” is generally 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). In addition, U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

Taxation of Tax-Exempt Holders of Our Capital Stock

Dividend income from us and gain arising upon a sale of shares of our capital stock generally should not be unrelated business taxable income, or UBTI, to a tax-exempt holder, except as described below. This income or gain generally will be UBTI, however, if a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our stock is publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, local and non-U.S. income tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of our capital stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock dividends) that are neither attributable to gains from sales or exchanges by us of United States real property interests, or USRPIs, nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder files with us an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or

(2)	the non-U.S. holder files an IRS Form W-8ECI (or applicable successor form) with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted basis of the holder’s capital stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted basis in such capital stock, they will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a non-U.S. corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders would generally be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax. We also will be required to withhold and to remit to the IRS 35% (or 20% to the extent provided in applicable Treasury Regulations) of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded” on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of the capital stock held by U.S. holders generally should be treated with respect to non-U.S. holders in the same manner as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders would be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Capital Stock. Except as described below under “—Redemption or Repurchase by Us,” gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “U.S. real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	such class of capital stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

(2)	such non-U.S. holder owned, actually and constructively, 5% or less of such class of capital stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a foreign corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S.

holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of our capital stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 5% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 10% of the purchase price.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us.” If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-U.S. Holders of Our Capital Stock— Distributions Generally.” If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Taxation of Non-U.S. Holders of Our Capital Stock—Sale of Our Capital Stock.”

Taxation of Holders of the Operating Partnership’s Debt Securities

The following summary describes the material U.S. federal income tax consequences of acquiring, owning and disposing of debt securities issued by the operating partnership. This discussion assumes the debt securities will be issued with less than a statutory de minimis amount of original issue discount for U.S. federal income tax purposes. In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash).

U.S. Holders

Payments of Interest. Interest on a debt security generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of such gain or loss generally will be equal to the difference between the amount received for the debt security in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the debt security. A

U.S. holder’s adjusted tax basis in a debt security generally will be equal to the amount the U.S. holder paid for the debt security. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the debt security for more than one year at the time of such sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest. Interest paid on a debt security to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding, provided that:

•	the non-U.S. holder does not, actually or constructively, own a 10% or more of the operating partnership’s capital or profits;

•	the non-U.S. holder is not a controlled foreign corporation related to the operating partnership through actual or constructive stock ownership; and

•	either (1) the non-U.S. holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt security on behalf of the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement under penalties of perjury that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement; or (3) the non-U.S. holder holds its debt security directly through a “qualified intermediary” (within the meaning of the applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. holder does not satisfy the requirements above, such non-U.S. holder will be subject to withholding tax of 30%, subject to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established.

If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such interest is attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a debt security is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition. A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Taxation of Non-U.S. Holders of the Operating Partnership’s Debt Securities—Payments of Interest”) unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or the operating partnership’s debt securities or proceeds from the sale or other taxable disposition of such stock or debt securities (including a redemption or retirement of a debt security). Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	furnishes an incorrect taxpayer identification number;

•	is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•	fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our capital stock or interest on the operating partnership’s debt securities generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our capital stock or interest on the operating partnership’s debt securities paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock or debt securities (including a retirement or redemption of a debt security) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock or debt securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations, and capital gains from the sale or other disposition of stock or debt obligations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock or the operating partnership’s debt securities.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock, interest on the operating partnership’s debt securities, or gross proceeds from the sale or other disposition of our capital stock or the operating partnership’s debt securities, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury under which it undertakes, among other things, to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our capital stock or interest on the operating partnership’s debt securities, and will apply to payments of gross proceeds from the sale or other disposition of such stock or debt securities on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock or the operating partnership’s debt securities.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock or our operating partnership’s debt securities.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered thereunder pursuant to a registration rights agreement to be entered into by us with such selling securityholders or otherwise, information about such selling securityholders, their beneficial ownership of the securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference to such registration statement.

PLAN OF DISTRIBUTION

We, or selling securityholders, may sell the securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through dealers or agents, or through a combination of methods. Any underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement.

Underwriters may offer and sell the securities at: (i) a fixed price or prices, which may be changed, (ii) market prices prevailing at the time of sale, (iii) prices related to the prevailing market prices at the time of sale or (iv) negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters, dealers or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act. We will describe any indemnification agreement in the applicable prospectus supplement.

Unless we specify otherwise in the applicable prospectus supplement, any series of securities issued hereunder will be a new issue with no established trading market (other than the common stock, which is listed on the NYSE). If the company sell any shares of the common stock pursuant to a prospectus supplement, such shares will be listed on the NYSE, subject to official notice of issuance. We may elect to list any other securities issued hereunder on any exchange, but we are not obligated to do so. Any underwriters or agents to or through whom such securities are sold by us or our operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for us and our operating partnership in the ordinary course of business.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the securities covered by this prospectus. Latham & Watkins LLP, Los Angeles, California has issued an opinion to us regarding certain matters with respect to the validity of the debt securities and guarantees covered by this prospectus and an opinion regarding certain tax matters described under “United States Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Digital Realty Trust, L.P. and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$500,000,000

Digital Realty Trust, L.P.

3.950% Notes due 2022

fully and unconditionally guaranteed by

Digital Realty Trust, Inc.

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Citigroup

J.P. Morgan

RBC Capital Markets

US Bancorp

SMBC Nikko

SunTrust Robinson Humphrey

MUFG

Scotiabank

June 18, 2015